Master Lease Pool #[__]

EXHIBIT 10.4
FORM OF
MASTER LEASE AGREEMENT
between
NATIONAL RETAIL PROPERTIES, LP, a Delaware limited partnership
and
BOB EVANS FARMS, LLC, an Ohio limited liability company

Dated April 14, 2016

MASTER LEASE AGREEMENT
THIS MASTER LEASE AGREEMENT (this “Lease”) is made as of April 14, 2016 (the “Effective Date”), by and between NATIONAL RETAIL PROPERTIES, LP, a Delaware limited partnership (“Landlord”), whose address is 450 South Orange Avenue, Suite 900, Orlando, Florida 32801, and BOB EVANS FARMS, LLC, an Ohio limited liability company (“Tenant”), whose address is 8111 Smith’s Mill Road, New Albany, Ohio 43054. The obligations of Tenant under this Lease are guaranteed by BOB EVANS FARMS, INC., a Delaware corporation (“Parent”) and BEF FOODS, INC., an Ohio corporation (“BEF”) (Parent and BEF being collectively “Lease Guarantor”) pursuant to a Lease Guaranty of even date herewith (the “Lease Guaranty”). In consideration of the mutual covenants and agreements herein contained, Landlord and Tenant hereby covenant and agree as follows:

Article I

BASIC LEASE TERMS
Section 1.01.
    Properties. The street addresses and legal descriptions of the Properties are set forth on Exhibit 1.01 attached hereto.
Section 1.02.
    Initial Term Expiration Date. April 30, 2036.
Section 1.03.
    Extension Options. Five (5) extension periods of (5) years each, as described in Section 3.02.
Section 1.04.
    Term Expiration Date (if fully extended). May 31, 2061.
Section 1.05.
    Initial Base Annual Rental. Two Million Five Hundred Nineteen Thousand Five Hundred Thirteen and No/100 Dollars ($2,519,513.00), as described in Article IV.
Section 1.06.
    Defined Terms. The following terms shall have the following meanings for all purposes of this Lease:
“Accessibility Laws” means The Architectural Barriers Act of 1968, The Rehabilitation Act of 1973, The Americans With Disabilities Act, the accessibility code(s), if any, of the state in which the Properties are located, and all regulations and guidelines promulgated under any all of the foregoing, as the same may be amended from time to time.
“Additional Rental” has the meaning set forth in Section 4.04.
“Adjustment Date” shall mean May 1, 2017 and each subsequent May 1 of each year during the Lease Term, including each Extension Term.
“Affiliate” means any Person which directly or indirectly controls, is under common control with or is controlled by any other Person. For purposes of this definition, “controls,” “under common control with,” and “controlled by” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise.
“Aggregate Amount” means the sum obtained by multiplying the number of Properties subject to this Lease by $35,000.00.
“Allocated Base Rent Amount” has the meaning set forth in Section 14.06.
“Anti-Money Laundering Laws” means all applicable laws, regulations and government guidance on the prevention and detection of money laundering, including, without limitation, (a) 18 U.S.C. §§ 1956 and 1957; and (b) the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq., and its implementing regulations, 31 CFR Part 103.
“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. Sec. 101 et seq., as amended.
“Base Annual Rental” means the sum of Two Million Five Hundred Nineteen Thousand Five Hundred Thirteen and No/100 Dollars ($2,519,513.00) subject to adjustment as provided in this Lease.
“Base Monthly Rental” means an amount equal to 1/12 of the applicable Base Annual Rental.
“Business Day” means a day on which banks located in Columbus, Ohio, are not required or authorized to remain closed.
“Casualty” means any loss of or damage to any property included within or related to the Properties or arising from an adjoining property caused by an Act of God, fire, flood or other casualty.
“Code” means the Internal Revenue Code of 1986, as the same maybe amended from time to time.
“Condemnation” means a Taking and/or a Requisition.
“Confidential Information” has the meaning set forth in Section 16.20.
“Consolidated Net Rent” means the sum of (i) with respect to all properties that are leased or subleased to users, the greater of (x) rent expense for such properties for a period minus rent income for such properties for such period or (y) zero dollars; plus (ii) with respect to all other properties, rent expense for such other properties.  In respect of any lease that for accounting purposes is treated as a capital lease or debt financing rather than an operating lease, the rent payable thereunder shall be counted as rent expense and any rental income received thereunder shall be treated as rental income.
“Costs” means all reasonable, direct, out-of-pocket costs and expenses incurred by a Person, including, without limitation, reasonable attorney and paralegal fees and expenses, court costs, expert witness fees, costs of tests and analyses, travel and accommodation expenses, deposition and trial transcripts, copies and other similar costs and fees, brokerage fees, escrow fees, title insurance premiums, appraisal fees, stamp taxes, recording fees, transfer taxes and lease taxes or fees, as the circumstances require.
“Default Rate” means 18% per annum or the highest rate permitted by law, whichever is less.
“EBITDA” means (a)net income for such period plus (b) to the extent deducted in determining net income for such period, (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization, (iv) other non-cash expenses including but not limited to non-cash rent adjustments as required under US GAAP, (v) one-time transaction costs related to business acquisitions or mergers, (vi) losses on asset sales and(vii) other extraordinary or non-recurring expenses reasonably acceptable to the Landlord, minus (c) to the extent previously added back to net income, (i) non-cash income and gains, and (ii) in respect of any lease that for accounting purposes is treated as a capital lease or debt financing rather than an operating lease, the rent payable thereunder.
“EBITDAR” means the sum of EBITDA for a period plus Consolidated Net Rent for the same period.
“Effective Date” has the meaning set forth in the introductory paragraph of this Lease.
“Environmental Laws” means federal, state and local laws, ordinances, common law requirements and regulations and standards, rules, policies and other governmental requirements, administrative rulings and court judgments and decrees having the effect of law in effect now or in the future and including all amendments, that relate to Hazardous Materials, Regulated Substances, USTs, and/or the protection of human health or the environment, or relating to liability for or Costs of Remediation or prevention of Releases, and apply to Tenant and/or the Properties.
“Environmental Liens” has the meaning set forth in Section 8.04(a)(ii).
“Event of Default” has the meaning set forth in Section 12.01.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Taxes” has the meaning set forth in Section 6.01(a).
“Existing Environmental Reports” means all Phase I, Phase II and other environmental reports delivered to Landlord by or on behalf of Tenant prior to the Effective Date and listed on Exhibit 1.06 attached hereto.
“Expiration Date” has the meaning set forth in Section 3.01.
“Extension Option” has the meaning set forth in Section 3.02.
“Extension Term” has the meaning set forth in Section 3.02.
“Force Majeure Event” has the meaning set forth in Section 16.01.
“Governmental Authority” means any governmental authority, agency, department, commission, bureau, board, instrumentality, court or quasi-governmental authority of the United States, any state or any political subdivision thereof with authority to adopt, modify, amend, interpret, give effect to or enforce any federal, state and local laws, statutes, ordinances, rules or regulations, including common law, or to issue court orders.
“Hazardous Materials” includes: (a) oil, petroleum products, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other materials, contaminants or pollutants which pose a hazard to any of the Properties or to Persons on or about any of the Properties, cause any of the Properties to be in violation of any Environmental Law), or are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “contaminants,” “pollutants,” or words of similar import under any applicable Environmental Law, including, but not limited to: (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; (ii) the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 1801, et seq.; (iii) the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; and (iv) regulations adopted and publications promulgated pursuant to the aforesaid laws; (b) asbestos in any form which is or could become friable, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million; (c) USTs; and (d) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority pursuant to applicable Environmental Law.
“Indemnified Parties” means Landlord, Lender and each of their respective members, managers, officers, directors, shareholders, partners, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns (including, but not limited to, any successors by merger, consolidation or acquisition of all or a substantial portion of the assets and business of Landlord) and predecessors-in-interest to any such parties with respect to this Lease or any of the Properties (including, but not limited to, (i) any party that has been Landlord under this Lease (and such Landlord’s related Indemnified Parties) notwithstanding the assignment by such party of its interest as Landlord under this Lease and (ii) a party that has been a Lender with respect to any or all of the Properties (and their related Indemnified Parties) notwithstanding the assignment or release of the mortgage held by such Lender).
“Initial Term” has the meaning set forth in Section 3.01.
“Insolvency Event” means (a) a Person’s (i) failure to generally pay its debts as such debts become due; (ii) admitting in writing its inability to pay its debts generally; or (iii) making a general assignment for the benefit of creditors; (b) any proceeding being instituted by or against any Person (i) seeking to adjudicate it bankrupt or insolvent; (ii) seeking liquidation, dissolution, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors; or (iii) seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and in the case of any such proceeding instituted against any Person, either such proceeding shall not have been dismissed for a period of one hundred twenty (120) days or any of the actions sought in such proceeding shall occur; or (c) any Person taking any corporate action to authorize any of the actions set forth above in this definition.
“Landlord Entity” or “Landlord Entities” means individually or collectively, as the context may require, Landlord and all Affiliates of Landlord.
“Law(s)” means any constitution, statute, rule of law, code, ordinance, order, judgment, decree, injunction, rule, regulation, policy, requirement or administrative or judicial determination, even if unforeseen or extraordinary, of every duly constituted Governmental Authority, court or agency, now or hereafter enacted or in effect.
“Lease Term” shall have the meaning described in Section 3.01.
“Legal Requirements” means the requirements of all present and future Laws (including, without limitation, Environmental Laws and Accessibility Laws, all judicial and administrative interpretations thereof, including any judicial order, consent, decree or judgment, and Permitted Encumbrances which may be applicable to Tenant or to any of the Properties, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or restoration of any of the Properties, even if compliance therewith necessitates structural changes or improvements or results in interference with the use or enjoyment of any of the Properties.
“Lender” means any lender in connection with any loan secured by Landlord’s interest in any or all of the Properties, and any servicer of any loan secured by Landlord’s interest in any or all of the Properties.
“Losses” means any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, Costs, diminutions in value (to the extent such diminution in value results from the action or omission resulting in any such Loss), fines, penalties, interest, charges, fees, judgments, awards, amounts paid in settlement and damages of whatever kind or nature, inclusive of bodily injury and property damage to third parties (including, without limitation, attorneys’ fees and other Costs); provided, however, that in no event shall Losses include special, punitive, indirect or consequential damages except to the extent that special, punitive, indirect or consequential damages are awarded to third parties in judgments that would otherwise fall within the definition of Losses.
“Material Adverse Effect” means a material adverse effect on (a) any of the Properties, including, without limitation, the operation of any of the Properties as Permitted Facilities and/or the value of any of the Properties; (b) the contemplated business, condition, worth or operations of any Tenant Entity; (c) Tenant’s ability to perform its obligations under this Lease; or (d) Landlord’s interests in any of the Properties or this Lease. Without limitation of the foregoing, the failure of Tenant to cure within any applicable grace period any default or deficiency cited in any written notice of default given to Tenant under any Permitted Encumbrance or by any Governmental Authority shall in and of itself constitute a Material Adverse Effect.
“Monetary Obligations” means all Rental and all other sums payable or reimbursable by Tenant under this Lease to Landlord, any Indemnified Party or any third party.
“Mortgages” means, collectively, the mortgages, deeds of trust or deeds to secure debt, assignments of rents and leases, security agreements and fixture filings executed by Landlord for the benefit of a Lender with respect to any or all of the Properties, as such instruments may be amended, modified, restated or supplemented from time to time and any and all replacements or substitutions.
“Net Award” means (a) the entire award payable with respect to a Property by reason of a Condemnation whether pursuant to a judgment or by agreement or otherwise; or (b) the entire proceeds of any insurance required under Section 6.03 payable with respect to a Property, as the case maybe, and in either case, less any Costs incurred by Landlord in collecting such award or proceeds.
“OFAC Laws” means Executive Order 13224 issued by the President of the United States, and all regulations promulgated thereunder, including, without limitation, the Terrorism Sanctions Regulations (31 CFR Part 595), the Terrorism List Governments Sanctions Regulations (31 CFR Part 596), the Foreign Terrorist Organizations Sanctions Regulations (31 CFR Part 597), and the Cuban Assets Control Regulations (31 CFR Part 515), and all other present and future federal, state and local laws, ordinances, regulations, policies, lists (including, without limitation, the Specially Designated Nationals and Blocked Persons List) and any other requirements of any Governmental Authority (including without limitation, the U.S. Department of the Treasury Office of Foreign Assets Control) addressing, relating to, or attempting to eliminate, terrorist acts and acts of war, each as supplemented, amended or modified from time to time after the Effective Date, and the present and future rules, regulations and guidance documents promulgated under any of the foregoing, or under similar laws, ordinances, regulations, policies or requirements of other states or localities.
“Partial Condemnation” has the meaning set forth in Section 11.03.
“Permitted Amounts” shall mean, with respect to any given level of Hazardous Materials or Regulated Substances, that level or quantity of Hazardous Materials or Regulated Substances in any form or combination of forms which does not constitute a violation of any Environmental Laws and is customarily employed in, or associated with, similar businesses located in the states where the Properties are located.
“Permitted Encumbrances” means all Restrictions and all other encumbrances to title existing as of the Effective Date together with all encumbrances to title arising pursuant to any provision of this Lease.
“Permitted Facility” or “Permitted Facilities” means a Bob Evans Farms Restaurant or any other restaurant concept, all related purposes such as ingress, egress and parking, and uses incidental thereto.
“Person” means any individual, partnership, corporation, limited liability company, trust, unincorporated organization, Governmental Authority or any other form of entity.
“Property” or “Properties” means those parcels of real estate listed on Exhibit 1.01 attached hereto, all rights, privileges, and appurtenances associated therewith, but specifically excluding all mineral rights and interests which shall be retained exclusively by Landlord (subject to the condition that no extraction of such minerals will be permitted to occur during the Lease Term from the surface of any Property but such extraction may be done from nearby properties provided that such extraction does not interfere with the operation of the business on any Property), and all buildings, fixtures and other improvements now or hereafter located on such real estate (whether or not affixed to such real estate) but excluding Tenant’s Personal Property.
“Real Estate Taxes” means all taxes, assessments, tax increment financing charges or assessments, and all other governmental impositions and charges of every kind and nature whatsoever, extraordinary, special and ordinary, and each and every installment thereof which are charged, laid, levied, assessed, or imposed upon, or arise in connection with, the use, occupancy or possession of the Properties or any parts thereof, including, without limitation, ad valorem real and personal property taxes, non-ad valorem taxes, tax increment financing payments or any similar payments, special taxing district taxes or charges, infrastructure improvement or construction charges or assessments, and all taxes charged, laid, levied, assessed or imposed in lieu of or in addition to any of the foregoing by virtue of all present or future laws, ordinances, requirements, orders, directions, rules or regulations of federal, state, county and municipal governments and of all other governmental authorities whatsoever.
“Regulated Substances” means “petroleum” and “petroleum-based substances” or any similar terms described or defined in any of the Environmental Laws and any applicable federal, state, county or local laws applicable to or regulating USTs.
“Release” means any presence, release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials, Regulated Substances or USTs.
“Remediation” means any response, remedial, removal, or corrective action, any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Hazardous Materials, Regulated Substances or USTs, any actions to prevent, cure or mitigate any Release, any action to comply with any Environmental Laws or with any permits issued pursuant thereto, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or any evaluation relating to any Hazardous Materials, Regulated Substances or USTs, all to the extent the foregoing are required by applicable Environmental Law or Governmental Authority.
“Rental” means, collectively, the Base Annual Rental and the Additional Rental.
“Requisition” means any temporary requisition or confiscation of the use or occupancy of any one or more Properties or any part of any Property by any Governmental Authority, civil or military, whether pursuant to an agreement with such Governmental Authority in settlement of or under threat of any such requisition or confiscation, or otherwise.
“Restaurant Equipment Package” has the meaning set forth in Section 7.03.
“Restrictions” has the meaning set forth in Section 16.25.
“Securities Act” means of the Securities Act of 1933, as amended.
“Substitute Documents” has the meaning set forth in Section 14.05.
“Substitute Property” has the meaning set forth in Section 14.05.
“Substitution Date” has the meaning set forth in Section 14.05.
“Successor Landlord” has the meaning set forth in Section 13.04.
“Taking” means (a) any taking or damaging of all or a portion of the Properties (i) in or by condemnation or other eminent domain proceedings pursuant to any Law, general or special; (ii) by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceeding; or (iii) by any other means; or (b) any de facto condemnation. The Taking shall be considered to have taken place as of the later of the date actual physical possession is taken by the condemnor, or the date on which the right to compensation and damages accrues under the law applicable to the Properties.
“Temporary Taking” has the meaning set forth in Section 11.04.
“Tenant Entity” or “Tenant Entities” means individually or collectively, as the context may require, Tenant and all Affiliates thereof.
“Tenant’s Personal Property” shall have the meaning set forth in Section 7.03.
“Threatened Release” means a substantial likelihood of a Release which requires action to prevent or mitigate damage to the soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air or any other environmental medium comprising or surrounding any Property which may result from such Release.
“Total Condemnation” has the meaning set forth in Section 11.02.
“US GAAP” means the generally accepted accounting principles adopted by the U.S. Securities and Exchange Commission (SEC).
“U.S. Publicly Traded Entity” means an entity whose securities are listed on a national securities exchange or quoted on an automated quotation system in the United States or a wholly-owned subsidiary of such an entity.
“USTs” means any one or combination of tanks and associated product piping systems used in connection with storage, dispensing and general use of Regulated Substances.
ARTICLE II

LEASE OF PROPERTIES
Section 2.01.
    Lease. In consideration of Tenant’s payment of the Rental and other Monetary Obligations and Tenant’s performance of all other obligations hereunder, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Properties, “AS IS” and “WHERE IS” without representation or warranty by Landlord, and subject to the existing state of title, the parties in possession, any statement of facts which an accurate surveyor physical inspection might reveal, and all Legal Requirements now or hereafter in effect. Landlord and Tenant intend that this Lease constitutes an unseverable, unitary and single lease of all, but not less than all, of the Properties and neither this Lease, nor Tenant’s obligations or rights hereunder may be allocated or otherwise divided among such properties by Tenant except as specifically provided herein. Landlord and Tenant agree that this Lease constitutes a single and indivisible lease as to all of the Properties collectively, and shall not be subject to severance or division, except that (i) Tenant has the limited right to substitute like-kind properties for Properties pursuant to, and subject to the conditions stated in, Section 14.05 hereof without adjustment of the Annual Base Rental payable under this Lease, (ii) Landlord has the right, pursuant to and in accordance with Section 14.06 hereof, to divide the Properties into two or more groups of Properties under separate master leases but without adjustment of the aggregate Annual Base Rental payable under all such master leases and (iii) Landlord has the right to terminate this Lease as to a particular Property upon or following closure thereof by Tenant after the fifteenth lease year of the Lease Term on the terms and conditions set forth in Section 8.02(b) hereof. To accomplish the creation of an indivisible lease, Landlord and Tenant agree that from an economic point of view the portions of the Properties leased pursuant to this Lease constitute one economic unit and that Base Annual Rental and all other provisions have been negotiated and agreed to based on a demise of all of the Properties covered by this Lease as a single, composite, inseparable transaction with only the above-referenced exceptions. An Event of Default occurring with respect to any individual Property shall be an Event of Default under this Lease with respect to all of the Properties. In furtherance of the foregoing, Landlord and Tenant each (A) waive any claim or defense based upon the characterization of this Lease as anything other than a unitary master lease of the Properties and irrevocably waive any claim or defense which asserts that the Lease is anything other than a unitary master lease, (B) covenant and agree that it will not assert that this Lease is anything but a unitary, unseverable instrument pertaining to the lease of all, but not less than all, of the Properties, (C) stipulate and agree not to challenge the validity, enforceability or characterization of the lease of the Properties as a unitary, unseverable instrument pertaining to the lease of all, but not less than all, of the Properties, and (D) shall support the intent of the parties that this Lease is a unitary, unseverable instrument pertaining to the lease of all, but not less than all, of the Properties, if, and to the extent that, any challenge occurs. Landlord and Tenant agree that for purposes of any assumption, rejection or assignment of this Lease under 11 U.S.C. Section 365 or any amended or successor section thereof, this is one indivisible and non-severable lease dealing with and covering one legal and economic unit which must be assumed, rejected or assigned as a whole with respect to all (and only all) of the Properties covered hereby. The provisions of this Lease shall at all times be construed, interpreted and applied such that intention of Landlord and Tenant to create a unitary lease shall be preserved and maintained.
Section 2.02.
    Lease Guaranty. The effectiveness of this Lease is conditioned upon the execution and delivery to Landlord of the Lease Guaranty by Lease Guarantor.
Section 2.03.
    Quiet Enjoyment. So long as no Event of Default shall have occurred and be continuing hereunder, Tenant shall have, subject to the terms and conditions set forth herein, the right to the peaceful and quiet enjoyment and occupancy of the Properties free of any interference by Landlord or anyone claiming by, through or under Landlord; provided, however, in no event shall Tenant be entitled to bring any action against Landlord to enforce its rights hereunder if an Event of Default, or any event or circumstance which, with the giving of notice or the passage of time, or both, would constitute an Event of Default, shall have occurred and be continuing.
ARTICLE III

LEASE TERM; EXTENSION
Section 3.01.
    Initial Term. The initial term of this Lease (“Initial Term”) shall commence as of the Effective Date and shall expire at midnight on April 30, 2036 (“Expiration Date”), unless terminated sooner as provided in this Lease and as may be extended as provided herein. The time period during which this Lease shall actually be in effect, including any Extension Term, is referred to as the “Lease Term.” The first “lease year” of the Lease Term shall commence on the Effective Date and shall end on last day of the twelfth full calendar month thereafter, the second lease year shall commence on the first day of the calendar month immediately following the end of the first lease year and each subsequent lease year shall commence on an anniversary of the commencement date of the second lease year.
Section 3.02.
    Extensions. Unless this Lease has expired or has been sooner terminated, or an Event of Default has occurred and is continuing at the time any extension option is exercised, Tenant shall have the right and option (each, an “Extension Option”) to extend the Initial Term for all and not less than all of the Properties for five (5) additional successive periods of five (5) years each (each, an “Extension Term”), pursuant to the terms and conditions of this Lease then in effect.
Section 3.03.
    Notice of Exercise. Tenant shall exercise the Extension Options by giving written notice (each an “Extension Notice”) thereof to Landlord of its election to do so no earlier than eighteen (18) months and no later than twelve (12) months prior to the expiration date of the Initial Term or the then-current Extension Term, as the case may be. If written notice of the exercise of any Extension Option is not received by Landlord within the applicable periods described in the immediately preceding sentence, then this Lease shall terminate on the last day of the Initial Term or, if applicable, the last day of the Extension Term then in effect. Upon the request of Landlord or Tenant, the parties hereto will execute and exchange an instrument in recordable form setting forth the extension of the Lease Term in accordance with this Section 3.03, and all recording costs related to the recording thereof shall be paid by the requesting party except that Tenant shall pay any transfer or lease tax associated with any such extension.
Section 3.04.
    Removal of Personalty. Prior to the expiration or earlier termination of the Lease Term, Tenant may remove from the Properties all of Tenant’s Personal Property. If Tenant fails to remove its Personal Property from any of the Properties upon the expiration of the Lease Term, Landlord shall have the right to remove and/or dispose of all such Tenant’s Personal Property and recover from Tenant any and all costs of such removal, and/or storage. Tenant shall repair any damage caused by such removal and shall leave all of the Properties clean and in good and working condition and repair inside and out considering the age and years of service of such Properties. This Section 3.04 shall survive the expiration or earlier termination of the Lease Term.
ARTICLE IV

RENTAL AND OTHER MONETARY OBLIGATIONS
Section 4.01.
    Base Monthly Rental. During the Lease Term, on or before the first day of each calendar month, Tenant shall pay in advance the Base Monthly Rental then in effect. If the Effective Date is a date other than the first day of the month, Tenant shall pay to Landlord on the Effective Date the Base Monthly Rental prorated by multiplying the Base Monthly Rental by a fraction, the numerator of which is the number of days remaining in the month (including the Effective Date) for which Rental is being paid, and the denominator of which is the total number of days in such month.
Section 4.02.
    Adjustments. The capitalized terms used herein are defined below. Effective on each Adjustment Date, Base Annual Rental shall be increased by the lesser of (i) one and thirty-five hundredths (1.35) times the increases in the CPI, or (ii) one and one-half percent (1.5%). The amount of the increase in the Base Annual Rental shall be calculated as follows: (a) subtract one point zero (1.0) from a fraction, the numerator of which shall be the Variable Index, and the denominator of which shall be the Base Index; then (b) multiply the result obtained in (a) above by one and thirty-five hundredths (1.35); and then (c) multiply the Base Annual Rental for the month immediately prior to the then current Adjustment Date by the result obtained in (b) above. Notwithstanding the foregoing, in no event shall the increase in Base Annual Rental on any Adjustment Date be more than one and one-half percent (1.5%) and in no event shall the Base Annual Rental decrease on any Adjustment Date. By way of example, if the Variable Index is 101 and Base Index is 100, and if the Base Annual Rental is $20,000, the amount of the increase in the Base Annual Rental would be (1.35 x 101/100 – 1.0) x 20,000 = $270.
The new Base Annual Rental shall be payable in advance in consecutive monthly installments on the first (1st) day of each month until the next Adjustment Date, or the expiration of the Lease Term, as the case may be. Landlord’s delay or the failure of Landlord, beyond commencement of any Adjustment Date, in computing or billing for these adjustments will not impair the continuing obligation of Tenant to pay any and all Base Annual Rental or other Rental due hereunder including any increased Base Annual Rental from the Adjustment Date, when calculated and billed by Landlord. In applying the foregoing formula for Base Annual Rental adjustments, the following terms shall have the following meaning:
“Base Index” for the first (1st) Adjustment Date shall mean the CPI for the month which is two (2) months prior to the Effective Date. Thereafter, the Base Index shall mean the CPI for the month which is two (2) months prior to the prior Adjustment Date. By way of example, for the first (1st) Adjustment Date, the Base Index will be the CPI for the month which is two (2) months prior to the Effective Date, for the second (2nd) Adjustment Date, the Base Index will be the CPI for the month which is two (2) months prior to the first (1st) Adjustment Date, for the third (3rd) Adjustment Date the Base Index will be the CPI for the month which is two (2) months prior to the second (2nd) Adjustment Date, etc.

“CPI” shall mean the Consumer Price Index for All Urban Consumers, All Items, U.S.A. Area, 1982-1984 = 100, as published by the Bureau of Labor Statistics, United States Department of Labor (U.S. City Average). If such index is discontinued, CPI shall then mean the most nearly comparable index published by the Bureau of Labor Statistics or other official agency of the United States Government as determined by Landlord.
“Variable Index” shall mean the CPI for the month which is two (2) months prior to the then current Adjustment Date.
Section 4.03.
    Extension Term Rental.
(a)
    Base Annual Rental. Notwithstanding the terms and provisions of Sections 1.06 and 4.02, upon the commencement of each Extension Term of this Lease, the Base Annual Rental shall be adjusted to an amount equal to the greater of (i) 95% of the fair market rent for the Properties for the first year of the Extension Term (the “Fair Market Rent”) or (ii) Base Annual Rental paid during the immediately preceding year increased in accordance with Section 4.02 of this Lease (the greater of (i) or (ii) being the “Initial Increased Rent”). The parties shall commence the process for determining Fair Market Rent upon Tenant’s delivery of Tenant’s Extension Notice with respect to such Extension Term. The foregoing shall in no way affect the Base Annual Rental adjustments under Sections 1.06 and 4.02 that are scheduled to occur on dates other than at the commencement of each Extension Term; provided, however, with respect to the Adjustment Date that occurs at the commencement of each Extension Term, the adjustment to the Initial Increased Rent shall be the only adjustment to Base Annual Rental.
(b)
    Fair Market Rent. With respect to the determination of the initial Base Annual Rental for an Extension Term, if the parties are unable to agree upon the Fair Market Rent of the Properties for the first year of the Extension Term, then an independent MAI appraiser selected by agreement of the parties within ten (10) days of said request shall prepare a determination of the Fair Market Rent. In making such determination, the appraiser shall consider rentals received in the general market areas in which the Properties are located for similar buildings of comparable characteristics, including, but not limited to, comparable lease terms, age, condition and classification. If within ten (10) business days after being notified of the results of such appraisal, either party elects to reject that determination, then each of the parties shall name an additional independent MAI appraiser within ten (10) days after such rejection. In the event the appraisers so named together with the originally named appraiser are unable to agree on Fair Market Rent, then Fair Market Rent shall be determined by the majority of said appraisers and reported to the parties within ten (10) days thereafter and such determination shall be conclusive and binding upon the parties and judgment upon the same may be entered in any court having jurisdiction thereof. In the event the parties are unable to select the appraiser referred to in the first sentence of this subsection (b), each party shall select one appraiser within ten (10) days after the ten (10) day period referred to in such first sentence, and those two appraisers shall select a third appraiser. In the absence of an agreement as to the selection of said third appraiser, either party may apply to the American Arbitration Association (the “AAA”) for appointment of the independent appraiser pursuant to the AAA Arbitrator Select List and Appointment Process (or any replacement process adopted by the AAA). The determination of the majority of the appraisers as to the Fair Market Rent shall be conclusive and binding upon the parties and judgment upon the same may be entered in any court having jurisdiction thereof. The costs and expenses of the appraisers selected pursuant to this Section 4.03, and any fees of the AAA, shall be divided equally between Tenant and Landlord.
Section 4.04.
    Additional Rental. Tenant shall pay and discharge, as additional rental (“Additional Rental”), all sums of money required to be paid by Tenant under this Lease which are not specifically referred to as Base Annual Rental or Base Monthly Rental. Tenant shall pay and discharge any Additional Rental prior to delinquency, provided that amounts which are billed to Landlord or any third party, but not to Tenant, shall be paid within thirty (30) days after Landlord’s demand for payment thereof but in any event prior to the date on which any payment due to a third party shall become delinquent (provided Landlord’s demand is at least five (5) days prior to the date upon which such payment shall become delinquent). In no event shall Tenant be required to pay to Landlord any item of Additional Rental that Tenant is obligated to pay and has paid to any third party pursuant to any provision of this Lease. The provisions set forth in this Section 4.04 shall be subject to Tenant’s rights under Sections 6.01(b) and 8.06.
Section 4.05.
    Rentals to be Net to Landlord. The Base Annual Rental payable hereunder shall be net to Landlord, so that this Lease shall yield to Landlord the Base Annual Rentals specified during the Lease Term net of all other Costs, obligations and charges whatsoever. All Costs, obligations and charges of every kind and nature whatsoever relating to the Properties shall be performed and paid by Tenant, including without limitation, common area maintenance charges, if any, related to the Properties and other charges, fees and costs arising under the Permitted Encumbrances and Legal Requirements. Tenant shall perform all of its obligations under this Lease at its sole cost and expense. All Rental and other Monetary Obligations which Tenant is required to pay hereunder shall be the unconditional obligation of Tenant and shall be payable in full when due and payable, without notice or demand (other than notices or demands required by this Lease), and without any setoff, abatement, deferment, deduction or counterclaim whatsoever. In no event shall Tenant have the right to withhold the payment of Rental by reason of any claim Tenant may have against Landlord, set off against any Rental any claim that Tenant may have against Landlord or terminate this Lease in whole or in part by reason of any claim that Tenant may have against Landlord or by reason of any default by Landlord under this Lease. In the event that Tenant is awarded a judgment against Landlord, Tenant’s sole recourse for satisfaction of such judgment shall be limited to execution against the interests of Landlord in the Properties.
Section 4.06.
    ACH Authorization. Upon execution of this Lease, Tenant shall deliver to Landlord a complete Authorization Agreement–Pre-Arranged Payments in the form of Exhibit 4.06 attached hereto and incorporated herein by this reference, together with a voided check for account verification, establishing arrangements whereby payments of the Base Monthly Rental are transferred by Automated Clearing House Debit initiated by Landlord from an account established by Tenant at a United States bank to such account as Landlord may designate. Upon no less than ten (10) business days’ notice to the other party, (i) Tenant may change the account information and/or the bank or other financial institution from which such funds are to be drawn, provided that the bank shall at all times be a United States Bank and (ii) Landlord may change the account into which the funds shall be deposited. Tenant shall continue to pay all Base Monthly Rental by Automated Clearing House Debit unless otherwise directed by Landlord.
Section 4.07.
    Late Charges; Default Interest. Any delinquent payment shall, in addition to any other remedy of Landlord, incur a late charge of five percent (5%) (which late charge is intended to compensate Landlord for the cost of handling and processing such delinquent payment and should not be considered interest) and bear interest at the Default Rate, such interest to be computed from and including the date such payment was due through and including the date of the payment; provided, however, (a) in no event shall Tenant be obligated to pay a sum of late charge and/or interest higher than the maximum legal rate then in effect; and (b) a late charge shall not be assessed against, and Default Interest shall not commence to accrue on, any delinquent Rental until the expiration of five (5) days following the due date thereof.
Section 4.08.
    Holdover. If Tenant remains in possession of any or all of the Properties after the expiration of the Lease Term, Tenant, at Landlord’s option and within Landlord’s sole discretion, may be deemed a tenant of such Properties on a month-to-month basis and shall continue to pay Rentals and other Monetary Obligations in the amounts herein provided, except that the Base Monthly Rental shall be automatically increased to 150% of the last Base Monthly Rental payable under this Lease, and Tenant shall comply with all the terms of this Lease; provided that nothing herein nor the acceptance of Rental by Landlord shall be deemed a consent to such holding over. Tenant shall defend, indemnify, protect and hold the Indemnified Parties harmless from and against any and all Losses resulting from Tenant’s failure to surrender possession upon the expiration of the Lease Term, including, without limitation, any claims made by any succeeding tenant or purchaser.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF TENANT
The representations and warranties of Tenant contained in this Article V are being made to induce Landlord to enter into this Lease, and Landlord has relied, and will continue to rely, upon such representations and warranties. Tenant represents and warrants to Landlord, and covenants with Landlord, as follows:
Section 5.01.
    Organization, Authority and Status of Tenant. Tenant has been duly organized or formed, is validly existing and in good standing under the laws of its state of formation and is qualified as a foreign entity to do business in each state in which a Property is located and in any other jurisdictions where such qualification is required and where the failure to be so qualified would have a Material Adverse Effect. All necessary action has been taken to authorize the execution, delivery and performance by Tenant of this Lease and of the other documents, instruments and agreements provided for herein. Tenant is not, and if Tenant is a “disregarded entity,” the owner of such disregarded entity is not, a “non-resident alien,” “foreign corporation,” “foreign partnership,” “foreign trust,” “foreign estate,” or any other “person” that is not a “United States Person” as those terms are defined in the Code and the regulations promulgated thereunder. The Person who has executed this Lease on behalf of Tenant is duly authorized to do so.
Section 5.02.
    Enforceability. This Lease constitutes the legal, valid and binding obligation of Tenant, enforceable against Tenant in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or similar laws relating to or affecting the rights of creditors generally, or by general equitable principles.
Section 5.03.
    Property Condition. Tenant has physically inspected all of the Properties and has examined title to the Properties, and has found all of the same satisfactory in all respects for all of Tenant’s purposes. Tenant has unconditionally accepted possession of all of the Properties.
Section 5.04.
    Litigation. There are no suits, actions, proceedings or investigations pending, or to the best of its knowledge, threatened against or involving Tenant, any of Tenant’s Affiliates or any of the Properties, before any arbitrator or Governmental Authority that could reasonably be expected to result in any Material Adverse Effect.
Section 5.05.
    Other Agreements. The authorization, execution, delivery and performance of this Lease and the documents, instruments and agreements provided for herein will not result in any breach or default under any material document, instrument or agreement to which Tenant is a party or by which Tenant, the Properties or any of Tenant’s property is subject or bound.
Section 5.06.
    Licenses and Permits. Tenant has obtained all required licenses and permits, both governmental and private, necessary to use and operate the Properties as Permitted Facilities, except where the failure to obtain the same would not reasonably be expected to result in a Material Adverse Effect.
Section 5.07.
    Financial Condition; Information Provided to Landlord. The financial statements, all financial data and all other documents and information heretofore delivered to Landlord by or with respect to the Tenant Entities and the Properties in connection with this Lease or relating to the Tenant Entities or the Properties are true, correct and complete in all material respects; there have been no amendments thereto since the date such items were prepared or delivered to Landlord; and all financial statements provided were prepared in accordance with US GAAP, and fairly present as of the date thereof the financial condition of each individual or entity to which they pertain.
Section 5.08.
    Compliance with OFAC Laws. None of the Tenant Entities (and in the event that Tenant is not a U.S. Publicly Traded Entity, no individual or entity owning directly or indirectly any interest in any of the Tenant Entities) is an individual or entity whose property or interests are subject to being blocked under any of the OFAC Laws or is otherwise in violation of any of the OFAC Laws; provided, however, that the representation contained in this sentence shall not apply to any Person to the extent such Person’s interest is in or through a U.S. Publicly Traded Entity.
Section 5.09.
    Solvency. There is no contemplated, pending or threatened Insolvency Event or similar proceedings, whether voluntary or involuntary, affecting Tenant or its Affiliates.
Section 5.10.
    Treatment of Rental. Tenant does not intend to, and shall not, apply the constant rental accrual method (within the meaning of section 1.467-3(b) of the Treasury Regulations promulgated under the Internal Revenue Code of 1986) to any Rental paid by Tenant under this Lease.
Section 5.11.
    No Plan Assets; No Government Plan. Tenant is not and shall not at any time during the Lease Term become, and Lease Guarantor is not and shall not at any time during the Lease Term become (1) an employee benefit plan defined in Section 3(3) of ERISA which is subject to ERISA, (2) a plan as defined in Section 4975(e)(1) of the Code which is subject to Section 4975 of the Code, (3) a “governmental plan” within the meaning of Section 3(32) of ERISA or (4) an entity any of whose underlying assets constitute “plan assets” of any such employee benefit plan, plan or governmental plan for purposes of Title I or ERISA, Section 4975 of the Code or any state statutes applicable to Persons regulating investments of governmental plans.
Section 5.12.
    Flood Hazard. No Property is located in a Special Flood Hazard Area (as such term is defined in the Federal Emergency Management Agency National Flood Insurance Program Mandatory Purchase of Flood Insurance Guidelines (the “FEMA Guidelines”) except as indicated in Exhibit 5.12 attached hereto (the Properties so identified in Exhibit 5.12 being “Flood Hazard Properties”).
For the purposes of Sections 5.04, and 5.06 only, a Material Adverse Effect shall not be deemed to exist unless, (A) with respect to any matter, the cost of remediation, resolution or achievement of compliance would exceed $100,000 per Property, or the Aggregate Amount with respect to all Properties, or would interfere with Tenant’s ability to operate its business at such Property or fulfill its obligations under this Lease, or (B) with respect to any litigation, action or proceeding, (i) damages in excess of $100,000 are sought with respect to any single Property or the Aggregate Amount with respect to all Properties; or (ii) if resolved adversely to Tenant, would interfere with Tenant’s ability to operate its business at such Property or fulfill its obligations under this Lease; or (iii) would reduce the value of any Property by $100,000; provided that alleged non-compliance by Tenant with Legal Requirements asserted by a Governmental Authority in any such litigation, action or other proceeding shall be deemed to constitute a Material Adverse Effect, but a tort claim that has been tendered to and accepted by Tenant’s insurance company, where the amount sought does not exceed applicable policy limits, shall not be deemed to constitute a Material Adverse Effect.
ARTICLE VI

TAXES AND ASSESSMENTS; UTILITIES; INSURANCE
Section 6.01.
    Taxes.
(c)
    Payment. Subject to the provisions of Section 6.01(b) below, Tenant shall pay, prior to delinquency, all taxes and assessments of every type or nature whatsoever, extraordinary as well as ordinary, assessed against or imposed upon any of the Properties that are imposed or assessed before or during the Lease Term, after the Lease Term that relate to the Lease Term and before or during the Lease Term that relate to periods prior to the Lease Term, including without limitation, (i) all Real Estate Taxes and other taxes or assessments upon the Properties or any part thereof and upon any personal property, trade fixtures and improvements located on the Properties, whether belonging to Landlord or Tenant, or any tax or charge levied in lieu of such taxes and assessments; (ii) all taxes, charges, license fees and or similar fees imposed by reason of the use of the Properties by Tenant; and (iii) all excise, franchise, transaction, privilege, license, sales, gross receipts, taxes on rent, use, and taxes upon the Rental or other Monetary Obligations hereunder, the leasehold estate of either party or the activities of either party pursuant to this Lease; provided, however, that any of such taxes or assessments that are assessed for any period in which this Lease has expired or terminated shall be appropriately prorated between Landlord and Tenant. Notwithstanding any terms of this Lease to the contrary, nothing contained in this Section 6.01 or elsewhere in this Lease shall obligate Tenant to pay (A) excess income, franchise, profit, revenue, gift or similar taxes of Landlord or any Affiliate thereof; (B) any recording taxes, indebtedness taxes or other taxes imposed with respect to or in connection with any of the Mortgages; or (C) any principal or interest on any indebtedness on the Property for which Landlord is an obligor or guarantor (collectively, the “Excluded Taxes”).
(d)
    Notwithstanding the foregoing provisions of subsection (a) but subject to subsection (c) below, if, at any time during the Lease Term, an Event of Default occurs or Tenant fails to pay Real Estate Taxes assessed against any Property on the date they are due without the payment of penalties or interest then, upon the written request of Landlord or Lender, Tenant shall deposit with Lender or Landlord, as Landlord shall direct, on the first day of each calendar month thereafter during the remaining Lease Term such amounts as Lender or Landlord shall from time to time estimate to be sufficient to create and maintain a reserve fund from which (i) to pay Real Estate Taxes on all Properties at least thirty (30) days prior to the date they are due without the payment of any penalties or interest, and (ii) to pay, at least thirty (30) days prior to their due date, for the renewal of insurance policies required to be carried by Tenant under this Lease. Landlord may require that the first such deposit be a catch-up deposit so that monthly deposits thereafter shall be approximately one twelfth of the next annual Real Estate Taxes and insurance premiums due thereafter. Landlord or Landlord’s Lender, as the case may be, shall not be required to segregate such deposits or pay interest thereon. Provided Tenant provides Landlord or Landlord’s Lender, whichever is holding the fund, with invoices, bills or other evidence of the amounts due, Landlord or Landlord’s Lender shall pay, or make available to Tenant to pay, from such reserve fund Real Estate Taxes and insurance premiums as they become due and payable, except that the holder shall be entitled to retain in the fund such amounts which the holder determines will be sufficient, together with subsequent monthly deposits by Tenant as required in this subsection (b), to pay future Real Estate Taxes and insurance premiums. Tenant shall be obligated to make up any deficiencies in the amounts made available by the holder from time to time.
(e)
    Right to Contest. Within thirty (30) days after each tax and assessment payment is required by this Section 6.01 to be paid, Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord that taxes and assessments have been timely paid by Tenant. Tenant shall make arrangements with the county assessor or other tax collector with respect to each Property to have bills for Real Estate Taxes sent directly to Tenant. In the event Landlord receives a Real Estate Tax bill, Landlord shall endeavor to forward said bill to Tenant within five (5) Business Days of Landlord’s receipt thereof but failure of Landlord to deliver any such bill shall in no way reduce or diminish Tenant’s obligations to pay such Real Estate Taxes or other taxes, charges and assessments contemplated by this Lease or render Landlord liable to Tenant in any regard. Tenant may, at its own expense, contest or cause to be contested, by appropriate legal proceedings conducted in good faith and with due diligence, any above-described item or lien with respect thereto, including, without limitation, the amount or validity or application, in whole or in part, of any such item, provided that (i) neither the Properties nor any interest therein would be in any danger of being sold, forfeited or lost by reason of such proceedings; (ii) no Event of Default has occurred and is continuing or occurs at any time during the pendency of such contest (in which event Tenant shall pay all contested taxes in full together with all interest and penalties then due); (iii) if and to the extent required by the applicable taxing authority or applicable Legal Requirements, Tenant pays all or such contested taxes that are required to be paid as a condition to contesting such taxes and posts a bond or takes other steps acceptable to such taxing authority that removes such lien or stays enforcement thereof; (iv) Tenant shall promptly provide Landlord with copies of all notices received or delivered by Tenant and filings made by Tenant in connection with such proceeding; and (v) upon termination of such proceedings, it shall be the obligation of Tenant to pay the amount of any such tax and assessment or part thereof as finally determined in such proceedings, the payment of which may have been deferred during the prosecution of such proceedings, together with any costs, fees (including attorneys’ fees and disbursements), interest, penalties or other liabilities in connection therewith. Landlord shall at the request of Tenant, execute or join in the execution of any instruments or documents necessary in connection with such contest or proceedings, but Landlord shall incur no cost or obligation thereby.
Section 6.02.
    Utilities. Tenant shall contract, in its own name, for and pay when due all charges for the connection and use of water, gas, electricity, telephone, garbage collection sewer use and other utility services supplied to the Properties during the Lease Term. Under no circumstances shall Landlord be responsible for any interruption of any utility or other service.
Section 6.03.
    Insurance.
(a)
    Coverage. Throughout the Lease Term, Tenant shall maintain, with respect to each of the Properties, at its sole expense, the following types and amounts of insurance:
(i)
    Insurance against loss or damage to real property (including buildings and appurtenant structures), contents, improvements and betterments, personal property and equipment breakdown under a “special perils” or special causes of loss form insurance policy, on a replacement cost basis with agreed amount coverage which shall include coverage against all risks of direct physical loss, including but not limited to loss by fire, lightning, flood, water damage, windstorm, hurricane, vandalism, and other risks normally included in the standard ISO special form (and shall also include National Flood and Excess Flood insurance if the Property is located within any designated NFIP Flood Zone, flood insurance coverage for all other locations with no less than a $5,000,000 annual aggregate limit on the property policy, earthquake insurance if the Properties are located within and earthquake hazard zone (as determined by an approved insurance company set forth in Section 6.03(b)(x) below) and earthquake coverage for all other locations with no less than a $5,000,000 annual aggregate limit on the property policy and wind and hail coverage for all Tier 1 and Tier 2 locations. Such policy shall also include a joint loss agreement, coverage for ordinance or law covering the loss of value of the undamaged portion of the Properties, costs to demolish and the increased cost of construction if any of the improvements located on, or the use of, the Properties shall at any time constitute legal non-conforming structures or uses. Ordinance or law limits shall be in an amount equal to the full replacement cost for the loss of value of the undamaged portion of the Properties and no less than 50% of the replacement cost for costs to demolish and the increased cost of construction, or in an amount otherwise specified by Landlord. Such insurance shall be in amounts sufficient to prevent Landlord from becoming a co-insurer under the applicable policies, and in any event, after application of deductible, in amounts not less than 100% of the full insurable replacement cost values and sublimits reasonably satisfactory to Landlord (without deduction for physical depreciation in the event that Landlord, in its discretion, decides to rebuild or restore, or Tenant is required or elects to rebuild or restore in accordance with the terms of this Lease), as reasonably determined from time to time at Landlord’s request but not more frequently than once in any 12-month period.
(ii)
    Commercial general liability insurance, including products and completed operation liability, covering Landlord and Tenant against bodily injury liability, property damage liability and personal and advertising injury, liquor liability coverage, including without limitation any liability arising out of the ownership, maintenance, repair, condition or operation of every Property or adjoining ways, streets, parking lots or sidewalks. Such insurance policy or policies shall contain a broad form contractual liability endorsement under which the insurer agrees to insure Tenant’s obligations under Article X hereof to the extent insurable, and a “severability of interest” clause or endorsement which precludes the insurer from denying the claim of Tenant or Landlord because of the negligence or other acts of the other, shall be in amounts of not less than $2,000,000 per occurrence for bodily injury and property damage, and $2,000,000 general annual aggregate per location (with umbrella coverage of not less than $25,000,000 per occurrence and $25,000,000 annual aggregate), or such higher limits as Landlord may reasonably require from time to time, and shall be of form and substance reasonably satisfactory to Landlord. Such limits of insurance can be acquired through Commercial General liability and Umbrella liability policies.
(iii)
    Workers’ compensation and Employers Liability insurance with statutorily mandated limits covering all persons employed by Tenant on the Properties in connection with any work done on or about any of the Properties.
(iv)
    Business income and Extra Expense insurance, with Agreed Amount coverage, covering all risks required to be covered by the insurance provision for in subsection (a) above and which provides that after the physical loss to each Property occurs, the business income, as applicable, will be insured until such business income either returns to the same level that existed prior to the loss, or the expiration of twelve months (12), whichever occurs first, notwithstanding that the policy may expire prior to the end of such period. Such policy shall also contain an extended period of indemnity endorsement for 365 days which provides that after the physical loss to each Property has been repaired, the continued business income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the applicable Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. Each of Landlord and Lender shall be named as additional insured (per CP1503 or its equivalent) as respects to their interest in the rents, including Base Annual Rental, taxes and insurance costs.
(v)
    Automobile liability insurance, including owned, non-owned and hired car liability insurance for combined limits of liability of $2,000,000 per occurrence. The limits of liability can be provided in a combination of an automobile liability policy and an umbrella liability policy.
(vi)
    Flood insurance in compliance with FEMA Guidelines with respect to each Flood Hazard Property.
(vii)
    Such additional and/or other insurance and in such amounts as at the time is customarily carried by prudent owners or tenants with respect to improvements and personal property similar in character, location and use and occupancy to each Property.
(b)
    Insurance Provisions. All insurance policies shall:
(i)
    provide (A) for a waiver of subrogation by the insurer as to claims against Landlord, its employees and agents; (B) that the insurer shall not deny a claim and that such insurance cannot be unreasonably cancelled, invalidated or suspended on account of the conduct of Tenant, its officers, directors, employees or agents, or anyone acting for Tenant or any subtenant or other occupant of the Properties; and (C) that any losses otherwise payable thereunder shall be payable notwithstanding any act or omission of Landlord or Tenant which might, absent such provision, result in a forfeiture of all or a part of such insurance payment;
(ii)
    be primary and provide that any “other insurance” clause in the insurance policy shall exclude any policies of insurance maintained by Landlord and the insurance policy shall not be brought into contribution with insurance maintained by Landlord;
(iii)
    contain deductibles not to exceed $500,000, provided, however, that if the tangible net worth of the Lease Guarantor should fall below $100,000,000, the amount of the permitted maximum deductible shall be reduced to $50,000;
(iv)
    contain a standard non-contributory mortgagee clause or endorsement in favor of any Lender designated by Landlord;
(v)
    provide that the policy of insurance shall not be terminated, cancelled or amended in any manner that is inconsistent with the requirements of this Lease without at least thirty (30) days’ prior written notice to Landlord and to any Lender that Tenant has received written notice of that is covered by any standard mortgagee clause or endorsement;
(vi)
    provide that the insurer shall not have the option to restore the Properties if Landlord elects to terminate this Lease in accordance with the terms hereof;
(vii)
    be in amounts sufficient at all times to satisfy any coinsurance requirements thereof;
(viii)
    except for workers’ compensation insurance referred to in Section 6.03(a)(iii) above, name Landlord and any Landlord Affiliate or Lender requested by Landlord, as an “additional insured” with respect to general liability insurance, as a “named insured” with respect to real property, and as a “loss payee” with respect to all real property as appropriate and as their interests may appear;
(ix)
    be evidenced by delivery to Landlord and any Lender designated by Landlord of an Acord Form 28 for property and boiler & machinery coverage (or any other form requested by Landlord) and an Acord Form 25 for commercial general liability, workers’ compensation and umbrella coverage (or any other form requested by Landlord); provided that in the event that either such form is no longer available, such evidence of insurance shall be in a form reasonably satisfactory to Landlord and any Lender designated by Landlord;
(x)
    contain a listing or schedule of all locations that are covered by the policy, including locations that are not Properties; and
(xi)
    be issued by insurance companies licensed to do business in the states where Borrower is domiciled and where the Properties are located and which are rated no less than A-X by Best’s Insurance Guide or are otherwise approved by Landlord.
(c)
    Additional Obligations. It is expressly understood and agreed that (i) if any insurance required hereunder, or any part thereof, shall expire, be withdrawn, become void by breach of any condition thereof by Tenant, or become void or in jeopardy by reason of the failure or impairment of the capital of any insurer, Tenant shall immediately obtain new or additional insurance reasonably satisfactory to Landlord and any Lender designated by Landlord; (ii) the minimum limits of insurance coverage set forth in this Section 6.03 shall not limit the liability of Tenant for its acts or omissions as provided in this Lease; (iii) Tenant shall procure policies for all insurance for periods of not less than one year and shall provide to Landlord and, upon Landlord’s request, to any servicer or Lender of Landlord, certificates of insurance evidencing that insurance satisfying the requirements of this Lease is in effect at all times; (iv) Tenant shall pay as they become due all premiums for the insurance required by this Section 6.03; and (v) in the event that Tenant fails to comply with any of the requirements set forth in this Section 6.03, within ten (10) days of the giving of written notice by Landlord to Tenant, (A) Landlord shall be entitled to procure such insurance; and (B) any sums expended by Landlord in procuring such insurance shall be Additional Rental and shall be repaid by Tenant immediately upon written demand therefor by Landlord, together with interest thereon at the Default Rate, from the time of payment by Landlord until fully paid by Tenant.
(d)
    Blanket Policies. Notwithstanding anything to the contrary in this Section 6.03, any insurance which Tenant is required to obtain pursuant to this Section 6.03 may be carried under a “blanket” policy or policies covering other properties or liabilities of Tenant provided that such “blanket” policy or policies otherwise comply with the provisions of this Section 6.03.
ARTICLE VII

MAINTENANCE; ALTERATIONS
Section 7.01.
    Condition of Property; Maintenance. Tenant hereby accepts the Properties “AS IS” and “WHERE IS” with no representation or warranty of Landlord as to the condition thereof. Tenant shall, at its sole cost and expense, be responsible for (a) keeping all of the building, structures and improvements erected on each of the Properties in good order and repair (ordinary wear and tear excepted), free from actual or constructive waste, including without limitation, the roof and the HVAC and other electrical and mechanical systems and plumbing systems; (b) the repair or reconstruction of any building, structures or improvements erected on the Properties damaged or destroyed by a Casualty or affected by a Condemnation to the extent required by Article XI; (c) subject to Section 7.02, making all necessary structural, non-structural, exterior and interior repairs and replacements to any building, structures or improvements on the Properties; (d) paying all operating costs of the Properties; and (e) making all structural, non-structural, exterior and interior repairs and replacements required to keep the Properties in compliance with Legal Requirements. Tenant waives any right to require Landlord to maintain, repair or rebuild all or any part of the Properties or make repairs at the expense of Landlord pursuant to any Legal Requirements at any time in effect. During the Lease Term, Tenant shall keep and maintain at all times reasonably complete and accurate (consistent with past practices of Tenant) books and records regarding the maintenance and repair of the Properties, and upon the written request of Landlord not to be made more than one time in any twelve month period, Tenant shall furnish to Landlord, within thirty (30) days of such request, copies of all maintenance and repair records for the Properties in Tenant’s possession, including any maintenance or service contracts; provided that Tenant will not be required to furnish duplicate copies of information previously furnished to Landlord.
Section 7.02.
    Alterations and Improvements. Tenant shall be entitled to make structural and nonstructural alterations and improvements to the Properties without Landlord’s consent if (a) the cost of such alterations at any individual Property shall not exceed $300,000 for any individual project; or (b) the alterations are made in connection with a system wide alteration project including at least 75 % of the stores owned and operated by Tenant and its Affiliates. In any event, Tenant shall give Landlord prior written notice of any alterations and related work at any single Property costing more than $100,000. All such alterations and improvements shall (i) be made by Tenant at Tenant’s sole expense by a licensed and bonded contractor; (ii) be prosecuted diligently to completion, (iii) be of good workmanship and materials, and (iv) shall comply fully with all the terms of this Lease and all Legal Requirements. The assets of Landlord and, except for liens being contested by Tenant in accordance with Section 8.06, the applicable Property shall at all times be kept free of liens for work, services, labor and materials supplied or claimed to have been supplied to the applicable Property; no alterations or improvements shall be undertaken without obtaining or causing a contractor to obtain the insurance required under Section 6.03 above, and “all risk” builder’s risk property insurance for the full replacement cost of such alteration or improvement on a completed basis; and Tenant shall not make any alterations that would (A) be inconsistent with the use of the applicable Property as a Permitted Facility, (B) increase the likelihood of a hazardous or illegal condition, (C) result in a decrease in the fair market value of any Property or (D) reduce the footprint, square footage or structural integrity of any improvement on the Property ((A)-(D) being the “Objections”). For purposes hereof, the term “structural alteration” means a change in the pitch, slope or sightlines of the roof (excluding customary replacement of tiles or shingles), or changes that affect the foundation or load-bearing walls of any building located upon the applicable Property.
All improvements or alterations not covered by the foregoing shall require Landlord’s consent, which consent shall not be unreasonably withheld, provided, without limitation of any other reasonable basis for Landlord to withhold its consent, it shall be reasonable for Landlord to withhold its consents for any alteration that would violate any of the Objections. If Landlord’s consent is required hereunder and Landlord consents to the making of any such alterations, the same shall be made by Tenant according to plans and specifications approved by Landlord and subject to such other conditions as Landlord shall reasonably require. Landlord shall use commercially reasonable efforts to promptly respond to Tenant’s requests hereunder; provided, however, if Landlord fails to respond to a request of Tenant regarding alterations within thirty (30) days of receipt of Tenant’s request, Tenant shall deliver a second written request to Landlord, with a copy to Lender, by FedEx or other reputable overnight delivery service (notwithstanding the notice and delivery provisions set forth in Section 15.01 below), such second written request shall be marked in bold lettering with the following language: “LANDLORD’S RESPONSE IS REQUIRED WITHIN FIFTEEN (15) DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A MASTER LEASE AGREEMENT BETWEEN THE UNDERSIGNED AND LANDLORD” and the envelope containing the request shall be marked “PRIORITY.” If Landlord fails to respond within fifteen (15) days of Tenant’s second request so given, Landlord’s approval of the requested alterations shall be deemed given.
Once commenced, Tenant shall diligently pursue to completion all alterations permitted hereunder in material compliance with all Legal Requirements (including, without limitation, the correction of any deficiency in a Property noted in any written citation or other written notice received by Tenant from any Governmental Authority), pay all Costs incurred in connection therewith as the same become due and payable and not suffer any mechanics liens to be recorded or filed against the subject Properties, except as permitted under Section 8.06. Upon completion of any alterations requiring Landlord’s consent hereunder, Tenant shall promptly provide Landlord with (i) a certificate of occupancy (if the alterations are of such a nature as would require the issuance of a certificate of occupancy); and (ii) any other documents or information reasonably requested by Landlord. Following any alteration of a Property that results in a change in the footprint of any of the improvements on the Property or any other physical change (other than the restriping of parking areas) that would be shown on an ALTA/ASCM survey, Tenant shall provide to Landlord, within thirty (30) days following the substantial completion of the alteration, an ALTA/ASCM survey of such Property addressed to Landlord and Lender in form reasonably satisfactory to Landlord and including Table A items reasonably requested by Landlord. Except as set forth in Section 7.03 below, any addition to or alteration of the Properties shall be deemed a part of the Properties and belong to Landlord, and Tenant shall execute and deliver to Landlord such instruments as Landlord may reasonably require to evidence the ownership by Landlord of such addition or alteration.
Section 7.03.
    Tenant’s Property, Fixtures and Equipment. During the Lease Term, Tenant may from time to time, at its cost and expense, place, install, remove or replace, or cause to be placed, installed, removed or replaced, in and upon the Properties, such equipment, furniture and fixtures as Tenant shall deem necessary or appropriate for the purpose of carrying on business upon the Properties (collectively, the “Tenant’s Personal Property”), including but not limited to a “restaurant equipment package” consisting of booths, bars, chairs, tables, wall decorations, lighting fixtures, flatware, glasses, dishes, stoves, hoods, refrigerators, preparation areas and other restaurant-related items (the “Restaurant Equipment Package”). All of said Tenant’s Personal Property, including the entirety of the Restaurant Equipment Package, shall, for the purpose of this Lease, be treated as personal property of Tenant, no matter how affixed. Prior to the expiration or earlier termination of the Lease Term, Tenant shall remove Tenant’s Personal Property and Restaurant Equipment Package, failing which, Landlord shall have the right to remove and/or dispose of all such Tenant’s Personal Property and Restaurant Equipment Package and recover from Tenant any and all costs of such removal, and/or storage, which obligation shall survive the expiration of or termination of the Lease Term.
Section 7.04.
    Improvements Upon Termination, Subletting or Assignment. Tenant shall have the right, at its option and expense, to redecorate, remodel or otherwise change the appearance of the improvements located upon any or all of the Properties upon any termination of this Lease as to such Properties (other than a termination under Section 14.06) or upon any permitted subletting or assignment in such a manner as to avoid the appearance of Tenant’s restaurant concept, provided that, as to each such Property, such redecorating, remodeling or other work (a) shall be subject to the requirements set forth in Section 7.02; (b) shall not reasonably be expected to have a material negative effect on the value of such Property; (c) shall not impair the structural condition or integrity of the improvements located on any such Property or reduce the square footage of the buildings located on any such Property without Landlord’s prior written consent which may be withheld by Landlord in its absolute and sole discretion; (d) shall not change the general condition of such Property as required to be maintained by this Lease; and (e) shall not be made to the exterior of the building located upon such Property without Landlord’s prior written consent. Any such work that is to be done upon termination of this Lease shall be completed by Tenant prior to the effective date of such termination except that, if the termination is pursuant to Article XII, such work shall be completed within thirty (30) days following the effective date of such termination. This Section 7.04 shall survive termination of this Lease as to any Property.
ARTICLE VIII

USE OF THE PROPERTIES; COMPLIANCE
Section 8.01.
    Use and Operation. During the Lease Term, each of the Properties shall be used only for the operation of a Permitted Facility. Without limitation of the foregoing, Tenant shall not use any of the Properties, and shall not suffer or permit the use of any of the Properties by any subtenant or other Person, for any use other than as a Permitted Facility; provided, however, that this limitation shall not prohibit Tenant from utilizing, or permitting other Persons or subtenants to utilize, portions of the Property for incidental uses which do not interfere with the operation of the Property as a Permitted Facility, including, but not limited to the installation of communications equipment on the roof of any Properties or the placement of billboard signage adjacent to or in the parking areas of any of the Properties. Tenant acknowledges that Landlord has acquired and leased back to Tenant each of the Properties in reliance on Tenant (or a permitted assignee or subtenant) using and operating all of the Properties as Permitted Facilities as required by this Section 8.01 and the following Section 8.02. If Tenant desires to use a Property or permit others to use a Property for a use other than a Permitted Facility or if Tenant desires to close a Permitted Facility on a Property, Tenant has the right to substitute a new property for such Property pursuant to Section 14.05 below (subject to the requirements and limitations therein stated) and Tenant agrees that such right of substitution is sufficient for all of Tenant’s purposes.
Section 8.02.
    Operation and Closure
(a)
    Operation. Tenant shall open and operate each Property as a Permitted Facility during all hours that are customary for similar businesses on similarly situated sites but in all events consistent with Tenant’s system wide practices, provided that Tenant may temporarily suspend operation of any Property as necessary by reason of damage caused by Casualty or Condemnation so long as Tenant is in compliance with Article XI below or by reason of alterations permitted under Article VII above so long as Tenant is in compliance with Article VII. In addition, Tenant may temporarily suspend operation of any Property in connection with the subletting and the resulting remodeling of such Property in connection with the subtenant’s use, provided such suspended operation does not exceed a period of one (1) year. In no event shall Rental be abated during any period of suspended operation.
(b)
    Closure. Notwithstanding Section 8.02(a), at any time after the fifteenth lease year of the Lease Term, provided no Event of Default then exists, Tenant may cease operation of a Property on the following terms and conditions:
(i)
    Tenant shall give Landlord no less than sixty (60) days prior written notice of the date (the “Closure Date”) upon which the subject Property (the “Closed Property”) shall cease operations (the “Closure Notice”);
(ii)
    Following receipt of a Closure Notice, Landlord shall have the following options:
(A)
    Landlord may elect to take no action for such period of time as Landlord shall determine, in which event this Lease shall continue in full force and effect, no default shall be deemed to have occurred by reason of such closure and Tenant shall continue to pay Annual Base Rental as set forth herein, provided that in so doing Landlord shall nonetheless retain its right to subsequently elect to implement the option set forth in (B) below.
(B)
    Landlord may terminate the Lease as to the Closed Property effective at any time on or after the Closure Date by written notice to Tenant that specifies as the date of termination a date (the “Termination Date”) no sooner than thirty days following Tenant’s receipt of such notice. In the event this Lease is so terminated as to the Closed Property, then (1) the Closed Property shall no longer be a Property for purposes of this Lease, (2) on the Termination Date, Tenant shall vacate the Closed Property leaving it in the condition required at the termination of this Lease, (3) on the Termination Date, Tenant to pay to Landlord the Allocated Base Rental (as defined below) with respect to the Closed Property, (4) Tenant shall pay to Landlord on or after the Termination Date, as such amounts become due and payable, all Additional Rent with respect to such Closed Property through the Termination Date except that current real estate taxes with respect to the Closed Property shall be appropriately prorated in cash on the Termination Date, (5) Landlord and Tenant shall confirm such partial termination in a written Termination Agreement between Landlord and Tenant in recordable form and otherwise in form and substance reasonably acceptable to Landlord and Tenant (to be recorded at Landlord’s expense) and (6) this Lease shall remain in full force and effect as to the remaining Properties. The obligations of Tenant under this clause (B) with respect to Additional Rent (other than real estate taxes so prorated) due after the Termination Date shall survive any such termination of this Lease as to the Closed Property.
For purposes of this Section 8.02, the term “Allocated Base Rental” shall mean that portion of the aggregate Base Annual Rental payable under this Lease with respect to all Properties for the period from the Termination Date through the expiration of the then current Lease Term determined by multiplying such aggregate Base Annual Rental by a fraction determined by Landlord by one of the following methods, as chosen by Landlord in the notice setting forth the Termination Date: (i) the numerator of the fraction shall be the EBITDAR of the Closed Property and the denominator shall be the EBITDAR of all Properties then subject to this Lease including the Closed Property, as EBITDAR for each of the Properties has been most recently reported to Landlord pursuant to Section 9.03 of this Lease; (ii) the numerator of the fraction shall be the sales of the Closed Property and the denominator shall be the sales of all Properties then subject to this Lease including the Closed Property, as sales for each of the Properties has been most recently reported to Landlord pursuant to Section 9.03 of this Lease; or (iii) the numerator of the fraction shall be Landlord’s depreciated book value of the Closed Property and the denominator shall be the depreciated book value of all Properties then subject to this Lease including the Closed Property as such book values are certified to Tenant by Landlord.
Section 8.03.
    Compliance. Subject to Section 8.06, Tenant shall cause Tenant’s use and occupation of each of the Properties, and the condition thereof, to comply in all material respects, at Tenant’s sole cost and expense, with all Legal Requirements and all Permitted Encumbrances, and any owner obligations under such Legal Requirements or Permitted Encumbrances with respect to the Properties. Without in any way limiting the foregoing provisions, during the Lease Term, Tenant shall comply with all Legal Requirements, now or hereafter in effect, affecting any or all of the Properties relating to anti-terrorism, trade embargos, economic sanctions, Anti-Money Laundering Laws and Accessibility Laws, as any such Legal Requirements may be amended from time to time, and all regulations promulgated thereunder. Upon Landlord’s written request from time to time during the Lease Term, Tenant shall certify in writing to Landlord that Tenant’s representations, warranties and obligations under Section 5.08 and this Section 8.03 remain true and correct (or if not true and correct, providing details regarding the same). Tenant shall immediately notify Landlord in writing if any of such representations, warranties or covenants are no longer true or have been breached or if Tenant has a reasonable basis to believe that they may no longer be true or have been breached. In connection with such an event, Tenant shall comply with all written directives of Governmental Authorities and of parties to any Permitted Encumbrances and, at Landlord’s request, provide to Landlord copies of all notices, reports and other communications exchanged with, or received from, Governmental Authorities and parties to Permitted Encumbrances relating to such an event. Tenant shall also reimburse Landlord for all Costs incurred by Landlord in evaluating the effect of such an event on the Properties and this Lease, in obtaining any necessary licenses, consents and approvals from Governmental Authorities arising in connection therewith, and in complying with all Legal Requirements applicable to Landlord as the result of the existence of such an event and for any penalties or fines imposed upon Landlord as a result thereof. Tenant will use commercially reasonable efforts to prevent any act or condition to exist on or about the Properties which will materially increase any insurance rate thereon, except when such acts are required in the normal course of its business and Tenant shall pay for such increase. Tenant agrees that it will defend, indemnify and hold harmless the Indemnified Parties from and against any and all Losses caused by, incurred or resulting from Tenant’s failure to comply with its obligations under this Section.
Section 8.04.
    Environmental.
(a)
    Representations and Warranties. Tenant represents and warrants to Landlord, which representations and warranties shall survive the execution and delivery of this Lease, that to Tenant’s actual knowledge and except as set forth in the Existing Environmental Reports:
(i)
    The Properties and Tenant are not in violation of or subject to, any pending or threatened investigation or inquiry by any Governmental Authority or subject to any remedial obligations under any Environmental Laws, nor has Tenant received any written or oral notice or other communication from any Person (including but not limited to a Governmental Authority) with respect to any Property relating to (A) Hazardous Materials, Regulated Substances or USTs, or Remediation thereof; (B) potential liability of any Person pursuant to any Environmental Law; (C) other environmental conditions; or (D) any actual or potential administrative or judicial proceedings in connection with any of the foregoing. The foregoing representations and warranties would continue to be true and correct following disclosure to the applicable Governmental Authorities of all relevant facts, conditions and circumstances, if any, pertaining to the Properties.
(ii)
    (A) all uses and operations on or of the Properties by Tenant, or any other Person, are presently and have been in compliance with all Environmental Laws and environmental permits issued pursuant thereto; (B) there have been no Releases in, on, under or from any of the Properties, or from other property migrating toward any of the Properties, except in Permitted Amounts; (C) there are no Hazardous Materials, Regulated Substances or USTs in, on, or under any of the Properties, except in Permitted Amounts; (D) the Properties have been kept and are free and clear of all liens and other encumbrances imposed pursuant to any Environmental Law (the “Environmental Liens”) or activity use limitations; and (E) with respect to environmental matters related to, and the environmental condition of, the Properties, Tenant has not allowed any other tenant or other user of the Properties to do any act that materially increased the dangers to human health or the environment, posed an unreasonable risk of harm to any Person (whether on or off any of the Properties), impaired the value of any of the Properties in any material respect, is contrary to any requirement set forth in any insurance policies maintained by Landlord, constituted a public or private nuisance, constituted waste, or violated any covenant, condition, agreement or easement applicable to any of the Properties.
(b)
    Covenants. Tenant covenants to Landlord during the Lease Term, as follows:
(A)
    Tenant shall perform any Remediation required by any Governmental Authority or any Person with respect to the Properties for any Release which occurred before the Lease Term or which occurs during the Lease Term whether or not the release was disclosed in the Existing Environmental Reports.
(B)
    All uses and operations on or of the Properties, whether by Tenant or any other Person, shall be in compliance with all Environmental Laws and permits issued pursuant thereto.
(C)
    There shall be no Releases in, on, under or from the Properties, except in Permitted Amounts.
(D)
    There shall be no Hazardous Materials or Regulated Substances in, on or under the Properties, except in Permitted Amounts.
(E)
    Tenant shall keep the Properties or cause the Properties to be kept free and clear of all Environmental Liens, whether due to any act or omission of Tenant or any other Person.
(F)
    Tenant shall not act or fail to act or allow any other tenant, occupant, guest, customer, invitee, licensee or other user of the Properties to act or fail to act in any way that (1) materially increases a risk to human health or the environment, (2) poses an unreasonable or unacceptable risk of harm to any Person or the environment (whether on or off any of the Properties), (3) would result in any reopening or reconsideration of any prior investigation or causes a new investigation by a Governmental Authority having jurisdiction over any Property; or (4) with respect to environmental matters related to, and the environmental condition of, the Properties, (i) is contrary to any requirement set forth in the insurance policies maintained by Tenant, (ii) constitutes a public or private nuisance or constitutes waste, (iii) violates any covenant, condition, agreement or easement applicable to the Properties or (iv) violates any Legal Requirement.
(G)
    If Landlord reasonably suspects a Release or a violation of Environmental Law to have occurred before or during the Lease Term, Tenant shall, at its sole cost and expense, perform any environmental site assessment or other investigation of environmental conditions in connection with the Properties as may be reasonably requested by Landlord (including but not limited to sampling, testing and analysis of soil, water, air, building materials and other materials and substances whether solid, liquid or gas), and share with Landlord the reports and other results thereof, and Landlord and the other Indemnified Parties shall be entitled to rely on such reports and other results thereof. Tenant shall promptly undertake and diligently pursue to completion and in accordance with Environmental Laws any and all monitoring and remediation of Hazardous Materials that is recommended in any such report or is required by Environmental Law.
(H)
    Tenant shall, at its sole cost and expense, fully and expeditiously cooperate in all activities pursuant to this Section 8.04, including but not limited to providing all relevant information and making knowledgeable persons available for interviews.
Notwithstanding any provision of this Lease to the contrary, an Event of Default shall not be deemed to have occurred as a result of the failure of Tenant to satisfy any one or more of the covenants set forth in subsections (A) through (F) above provided that Tenant promptly performs Remediation in accordance with Environmental Laws.
(c)
    Notification Requirements. Tenant shall immediately notify Landlord in writing upon Tenant obtaining actual knowledge of (i) any Releases or Threatened Releases in, on, under or from any of the Properties other than in Permitted Amounts, or migrating onto, under or towards any of the Properties; (ii) any non-compliance with any Environmental Laws related in any way to any of the Properties; (iii) any actual or potential Environmental Lien or activity use limitation; (iv) any required or proposed Remediation of environmental conditions relating to any of the Properties required by applicable Governmental Authorities; and (v) any written or oral notice or other communication of which Tenant becomes aware from any source whatsoever (including but not limited to a Governmental Authority) relating in any way to Hazardous Materials, Regulated Substances or above or below ground storage tanks, or Remediation thereof at or on any of the Properties, other than in Permitted Amounts, possible liability of any Person relating to any of the Properties pursuant to any Environmental Law, other environmental conditions in connection with any of the Properties, or any actual or potential administrative or judicial proceedings in connection with anything referred to in this Section; provided, however, that Tenant shall not be required to notify Landlord as to any facts already disclosed in the Existing Environmental Reports, except that Tenant shall notify Landlord and Lender of subsequent developments, changes, governmental notices or third party claims relating to such previously disclosed facts. Tenant shall, upon Landlord’s written request, deliver to Landlord a certificate stating that Tenant is and has been in full compliance with all of the environmental representations, warranties and covenants in this Lease.
(d)
    Remediation. Tenant shall, at its sole cost and expense, and without limiting any other provision of this Lease, effectuate any Remediation required by any Governmental Authority of any condition (including, but not limited to, a Release) in, on, under or from the Properties, whether such condition occurred before or occurs during the Lease Term, and take any other reasonable action deemed necessary by any Governmental Authority for protection of human health or the environment. Should Tenant fail to undertake such Remediation in accordance with the preceding sentence, Landlord, after written notice to Tenant and Tenant’s failure to immediately undertake such Remediation, shall be permitted to complete such Remediation, and all Costs incurred in connection therewith shall be paid by Tenant. Any Cost so paid by Landlord, together with interest at the Default Rate, shall be deemed to be Additional Rental hereunder and shall be immediately due from Tenant to Landlord.
(e)
    Indemnification. Tenant shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless each of the Indemnified Parties from and against any and all Losses, including, but not limited to, all Costs of Remediation (whether or not performed voluntarily), arising out of or in any way relating to any Environmental Laws, Hazardous Materials, Regulated Substances, above or below ground storage tanks, other environmental matters concerning the Properties or Tenant’s default in performance of any of its obligations under this Section 8.04. It is expressly understood and agreed that Tenant’s obligations under this Section shall survive without limitation the expiration or earlier termination of this Lease.
(f)
    Right of Entry. Landlord and any other Person designated by Landlord, including but not limited to, any receiver, any representative of a Governmental Authority, and any environmental consultant, shall have the right, but not the obligation, to enter upon the Properties, upon reasonable prior notice, at all reasonable times (including, without limitation, in connection with the exercise of any remedies set forth in this Lease) to assess any and all aspects of the environmental condition of any Property and its use, including but not limited to conducting any environmental assessment or audit (the scope of which shall be determined in Landlord’s sole and absolute discretion) and taking samples of soil, groundwater or other water, air, or building materials, and conducting other invasive testing. Tenant shall cooperate with and provide access to Landlord and any other Person designated by Landlord. If any assessment or inspection results from Landlord reasonably suspecting a Release or an Environmental Law violation, such assessment or investigation shall be at Tenant’s sole cost and expense.
(g)
    Inspections. At its sole cost and expense, Tenant shall have the Properties inspected as may be required by any Environmental Law for seepage, spillage and other environmental concerns. Tenant shall maintain and monitor all above and below ground storage tanks in accordance with all Environmental Laws. Tenant shall provide Landlord with written certified results of all inspections performed on the Properties. All costs and expenses associated with the inspection, preparation and certification of results, as well as those associated with any corrective action, shall be paid by Tenant. All inspections and tests performed on the Properties shall be in compliance with all Environmental Laws.
(h)
    UST Compliance. To Tenant’s knowledge, there are no above or below ground storage tanks except as set forth in the Existing Environmental Reports. Tenant shall not permit the placement of any new above or below ground storage tanks on any of the Properties during the Lease Term. Tenant shall comply or cause the compliance with all applicable federal, state and local regulations and requirements regarding above and below ground storage tanks, including, without limitation, any of such regulations or requirements which impose (i) technical standards, including, without limitation, performance, leak prevention, leak detection, notification reporting and recordkeeping; (ii) corrective action with respect to confirmed and suspected Releases; and (iii) financial responsibility for the payment of costs of corrective action and compensation to third parties for injury and damage resulting from Releases. Tenant shall immediately notify Landlord, in writing, of (A) the presence of any above or below ground storage tank that is not disclosed in the Existing Environmental Reports; (B) the presence on or under the Properties, or the Release from any above or below ground storage tank on, above or under the Properties, of any Hazardous Materials or Regulated Substances, apparent or real; and (C) any and all enforcement, clean-up, remedial, removal or other governmental or regulatory actions threatened, instituted or completed pursuant to any of the Environmental Laws affecting the Properties. Upon any such Release from any USTs on, above or under the Properties of any Hazardous Materials or Regulated Substances, Tenant shall immediately remedy such situation in accordance with all Environmental Laws and any request of Landlord. Should Tenant fail to remedy or cause the remedy of such situation in accordance with all Environmental Laws, Landlord shall be permitted to take such actions in its sole discretion to remedy such situation and all Costs incurred in connection therewith, together with interest at the Default Rate, will be paid by Tenant.
(i)
    Survival. The obligations of Tenant and the rights and remedies of Landlord under this Section 8.04 shall survive the expiration or earlier termination of this Lease with respect to any Hazardous Materials, Regulated Substances, above or below ground storage tanks, or other environmental matters that were first introduced to the Properties prior to the date that Tenant vacates the Properties upon the expiration or earlier termination of this Lease or any violation of Environmental Law first occurring prior to the date that Tenant vacates the Properties upon the expiration or earlier termination of this Lease; provided, however, that Tenant’s obligations shall continue to be subject to the provisions of Section 8.06.
Section 8.05.
    Cooperation. Landlord shall cooperate with Tenant throughout the Lease Term with respect to Tenant’s obligations hereunder, including Tenant’s procurement and/or maintenance of proper zoning, building and other permits, compliance with all Legal Requirements and compliance with Tenant’s obligations under this Lease, including executing and delivery of instruments reasonably requested by Tenant to perform its obligations under this Lease or which, in the reasonable judgment of Tenant, are necessary for the operation of Tenant’s business on the Properties, provided that (a) Tenant’s requests shall be consistent with, and subject to, the terms and provisions of this Lease; (b) Landlord shall not assume (or be deemed to have assumed) any of Tenant’s obligations hereunder; and (c) Landlord shall not incur any cost or obligation related to any Tenant request.
Section 8.06.
    Permitted Contests. Tenant, upon prior written notice to Landlord, on its own, or, with Landlord’s prior written consent (not to be unreasonably withheld), in Landlord’s name, at Tenant’s expense, may contest, by appropriate legal proceedings conducted in good faith and with due diligence, the amount, validity or application, in whole or in part, of any Legal Requirement, any requirement under Permitted Encumbrances, any requirement under Environmental Laws or any lien, attachment, levy, encumbrance, charge or claim; subject, however, to the further requirements that (a) neither the Properties nor any Rental due hereunder, nor any part or interest in either, shall be in danger of being sold, forfeited, attached or lost pending the outcome of such proceedings; (b) neither Landlord nor Tenant shall be in any danger of civil or criminal liability for failure to comply therewith pending the outcome of such proceedings; (c) no Event of Default shall have occurred and be continuing at the time of or during such contest; (d) if and to the extent required by the applicable authority, Tenant shall post a bond or take other steps reasonably acceptable to such authority that stays enforcement thereof; (e) if and to the extent available under local law, Tenant shall post a bond or take other steps to obtain a release of any lien, attachment, levy, encumbrance, charge or claim on the applicable Property or against Landlord; (f) Tenant shall promptly provide Landlord with copies of all notices received or delivered by Tenant and filings made by Tenant in connection with such proceeding; and (g) if any such contest is finally resolved against Landlord or Tenant, Tenant shall promptly pay the amount required to be paid, together with all costs, fees (including attorneys’ fees and disbursements), interest, penalties and other liabilities in connection therewith, or comply with the applicable requirement. Tenant shall indemnify, defend, protect and save the Indemnified Parties harmless from and against any Losses in connection with or resulting from any such contest.
ARTICLE IX

ADDITIONAL COVENANTS
Section 9.01.
    Performance at Tenant’s Expense. Tenant acknowledges and confirms that Tenant shall reimburse Landlord for Landlord’s actual out-of-pocket third party Costs, including Lender’s fees and charges and the reasonable attorneys’ fees and costs incurred by Landlord and Lender, incurred by Landlord in connection with (a) any amendment of this Lease requested by Tenant; (b) the delivery of consents, waivers and approvals with respect to the Properties or any matter related to this Lease requested by Tenant; (c) the review of any assignment or proposed assignment or the preparation or review of any subordination or non-disturbance agreement; (d) the collection, maintenance and/or disbursement of reserves created under this Lease; (e) inspections following the occurrence of an Event of Default under this Lease or if Landlord has a reasonable basis to believe that a default has occurred under this Lease; and (f) Tenant’s noncompliance with Legal Requirements, including without limitation, encroachments onto properties adjoining any of the Properties.
Section 9.02.
    Inspection. Landlord and its authorized representatives shall have the right, at all reasonable times and upon giving reasonable prior notice (except in the event of an emergency, in which case no prior notice shall be required), to enter the Properties or any part thereof and inspect the same provided such entry and inspection do not unreasonably interfere with Tenant’s business. Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Properties and any other loss occasioned by such entry, but, subject to Section 10.01, excluding damages to the extent the same arise as a result of the gross negligence or intentional misconduct of Landlord. The cost and expense of any such inspections shall be the responsibility of Landlord, except for inspections following the occurrence of an Event of Default or if Landlord has a reasonable basis to believe that a default by Tenant has occurred hereunder.
Section 9.03.
    Financial Information.
(j)
    Financial Statements. Tenant shall deliver, within 90 days of the close of each fiscal year: (i) annual financial statements of Tenant prepared by Tenant, such statements to be audited and certified by an independent accounting firm if Tenant regularly receives such audited statements; and (ii) an annual income statement for each Property for the prior fiscal year then ended, prepared in a manner consistent with the annual financial statements.  Tenant shall also furnish to Landlord within forty-five (45) days from the end of each fiscal quarter during the Lease Term (a) Tenant’s quarterly financial statements (on a combined basis) for the prior fiscal quarter then ended, including a balance sheet, income statement, cash flow statement (on a year-to-date basis), and a copy of any narrative from management of Tenant that is provided to Tenant’s primary lender, and (b) a quarterly statement of sales and EBITDAR for each Property for the prior fiscal quarter then ended. Tenant shall deliver or cause Parent to deliver: (i) within 90 days of the close of each fiscal year, annual audited financial statements of Parent prepared by Parent and certified to by an independent accounting firm as having been prepared in accordance with US GAAP; (ii) within forty-five (45) days from the end of each fiscal quarter during the Lease Term, Parent’s quarterly financial statements (on a combined basis) for the prior fiscal quarter then ended, including a balance sheet, income statement, cash flow statement (on a year-to-date basis), and a copy of any narrative from management of Guarantor that is provided to Guarantor’s primary lender. The foregoing requirements with respect to quarterly and annual financial statements of Tenant and Parent may be satisfied by consolidated quarterly and annual financial statements of Parent available via EDGAR or Parent’s website so long as Tenant is a subsidiary of Parent, except that Tenant shall in any event be obligated to provide the quarterly statement of sales and EBITDAR for each Property as required by clause (b) of the second sentence of this Section 9.03(a).  All annual financial reports that are submitted under this Section 9.03(a) or that are made available via Edgar or Parent’s website shall be certified to by an independent accounting firm as having been prepared in accordance with US GAAP and all quarterly financial statements that are submitted under this Section 9.03(a) or that are made available via Edgar or Parent’s website shall be certified to by a financial officer of Tenant or Parent, as applicable, as having been prepared in accordance with US GAAP.
(k)
    Other Information. Notwithstanding any provision contained herein, upon request at any time, Tenant will provide to Landlord not more than two (2) times in any calendar year such financial information and/or financial statements (and in the form or forms) reasonably requested by Landlord in connection with Landlord’s filings with or disclosures to any Governmental Authority, including, without limitation, the financial statements required in connection with Securities and Exchange Commission filings Landlord or its Affiliates.
(l)
    After Assignment. In the event of any assignment of this Lease pursuant to Section 14.01 that, pursuant to Section 14.01, does not result in the release of Tenant from its obligations hereunder, the foregoing requirements of this Article IX shall be binding upon both the assignor Tenant and the assignee so that both such entities shall contemporaneously deliver to Landlord the financial statements and other reports required by this Section 9.03.
Section 9.04.
    OFAC Laws. Upon receipt of notice or upon actual knowledge thereof, Tenant shall immediately notify Landlord in writing if any Person owning (directly or indirectly) any interest in any of the Tenant Entities, or any director, officer, shareholder, member, manager or partner of any of such holders is a Person whose property or interests are subject to being blocked under any of the OFAC Laws, or is otherwise in violation of any of the OFAC Laws, or is under investigation by any Governmental Authority for, or has been charged with, or convicted of, drug trafficking, terrorist-related activities or any violation of the Anti-Money Laundering Laws, has been assessed civil penalties under these or related laws, or has had funds seized or forfeited in an action under these or related laws; provided, however, that the covenant in this Section 9.04 shall not apply to any Person to the extent such Person’s interest is in or through a U.S. Publicly Traded Entity.
Section 9.05.
    Estoppel Certificate. At any time, and from time to time, Tenant shall, promptly and in no event later than twenty (20) days after a request from Landlord or any Lender, execute, acknowledge and deliver to Landlord, such Lender, a prospective purchaser or prospective lender, as the case may be, a certificate in reasonable form and on which any or all of such parties may rely, certifying: (a) that Tenant has accepted the Properties; (b) that this Lease is in full force and effect and has not been modified (or if modified, setting forth all modifications), or, if this Lease is not in full force and effect, the certificate shall so specify the reasons therefor; (c) the commencement and expiration dates of the Lease Term; (d) the date to which the Rentals have been paid under this Lease and the amount thereof then payable; (e) whether there are then any existing defaults by Landlord in the performance of its obligations under this Lease, and, if there are any such defaults, specifying the nature and extent thereof; (f) that no notice has been received by Tenant of any default under this Lease which has not been cured, except as to defaults specified in the certificate; (g) the capacity of the Person executing such certificate, and that such Person is duly authorized to execute the same on behalf of Tenant; (h) that neither Landlord nor any Lender has actual involvement in the management or control of decision making related to the operational aspects or the day-to-day operation of the Properties, including any handling or disposal of Hazardous Materials or Regulated Substances; and (i) any other information reasonably requested by Landlord or Lender or any prospective purchaser or lender, as the case may be.
ARTICLE X

RELEASE AND INDEMNIFICATION
Section 10.01.
    Release and Indemnification. Tenant agrees to use and occupy the Properties at its own risk and hereby releases Landlord and the other Indemnified Parties from all Losses relating to the Properties and the operation thereof, including without limitation claims for any damage or injury, to the full extent permitted by law, except to the extent such damage or injury is the result of the gross negligence or willful misconduct of Landlord. Tenant agrees that Landlord shall not be responsible or liable to Tenant or Tenant’s employees, agents, customers, licensees or invitees for bodily injury, personal injury or property damage occasioned by the acts or omissions of any other Person. Tenant agrees that any agent to whom the Properties or any part thereof shall be entrusted by or on behalf of Tenant or employee of Tenant or its Affiliates shall be acting as Tenant’s agent with respect to the Properties or any part thereof. Neither Landlord nor Landlord’s agents, employees or contractors shall be liable for any loss of or damage to the Properties or any part thereof. Tenant shall indemnify, protect, defend and hold harmless each of the Indemnified Parties from and against any and all Losses (excluding Losses suffered by an Indemnified Party arising out of the gross negligence or willful misconduct of such Indemnified Party) arising out of (i) any act or occurrence or failure to act alleged to have occurred in, on, around or about the Properties, (ii) any failure to maintain, keep or repair the Properties, (iii) any condition alleged to have existed on or have occurred on the Properties or (iv) any default by Tenant in the performance of its obligations under this Lease or any default by Lease Guarantor in the performance of its obligations under the Lease Guaranty. It is expressly understood and agreed that Tenant’s obligations under this Section shall survive the expiration or earlier termination of this Lease for any reason whatsoever for a period of two (2) years; provided, that the foregoing two-year limitation of survival shall not apply to Tenant’s obligation to indemnify the Indemnified Parties for Losses arising from claims by third parties, including Governmental Authorities. Landlord shall indemnify, protect, defend and hold Tenant harmless from and against all Losses to the extent such Losses arise out of the gross negligence or willful misconduct of Landlord or other Indemnified Party. The term “gross negligence” or “willful misconduct” as used in this Section 10.01 shall not include negligence imputed as a matter of law to Landlord or other Indemnified Party solely by reason of Landlord’s interest in the Properties or Landlord’s failure to act in respect of matters which are or were the obligation of Tenant under this Lease.
ARTICLE XI

CONDEMNATION AND CASUALTY
Section 11.01.
    Notification. Tenant shall promptly give Landlord written notice of (a) any Condemnation of any of the Properties or any notice of any threatened Condemnation of any of the Properties, (b) the commencement of any proceedings or negotiations which might result in a Condemnation of any of the Properties, and (c) any Casualty to any of the Properties or any part thereof. Such notice shall provide a general description of the nature and extent of such Condemnation, proceedings, negotiations or Casualty, and shall include copies of any documents or notices received in connection therewith. Thereafter, Tenant shall promptly send Landlord copies of all notices, correspondence and pleadings relating to any such Condemnation, proceedings, negotiations or Casualty.
Section 11.02.
    Total Condemnation. “Total Condemnation” means (a) Condemnation of all or substantially all of any Property or (b) a Condemnation (other than a Temporary Taking) of such a substantial part of such Property that results in the portion of the Property remaining after such Condemnation being unsuitable for use as a Permitted Facility, as determined by Tenant in the exercise of good faith business judgment, provided that Tenant provides to Landlord an officer’s certificate executed by an officer of Tenant certifying to the same within sixty (60) days of such Condemnation (the “Tenant Certificate”). If Tenant does not provide the Tenant Certificate within such period, the Condemnation shall not be considered a Total Condemnation. The date upon which a Total Condemnation occurs shall be, in the case of a Total Condemnation described in clause (a) of the immediately preceding sentence, the date of the Condemnation and, in the case of a Total Condemnation described in clause (b) of the immediately preceding sentence, thirty (30) days following the latest of (i) the date of the Condemnation, (ii) the date Tenant provides the Tenant Certificate or (iii) the date Tenant ceases operation of the Property as a Permitted Facility. In the event of a Total Condemnation, Tenant may propose that Landlord accept a Substitute Property acceptable to Landlord for the condemned Property pursuant to Section 14.05 below and this Section 11.02. If the substitution is effected pursuant to Section 14.05 below and this Section 11.02, then the Net Award shall be paid to Tenant at the closing of the substitution and there shall be no reduction of Base Annual Rental payable under this Lease and no abatement of Base Annual Rental for any period. In the event of a Total Condemnation and no substitution has been made therefor pursuant to Section 14.05 below and this Section 11.02, then Landlord shall retain the Net Award unless and until a substitution for such Property occurs pursuant to Section 14.05 and this Section 11.02 and there shall be no reduction of Base Annual Rental payable under this Lease and no abatement of Base Annual Rental for any period. Notwithstanding Section 14.05 below, in no event shall the Tenant have a right to make a substitution for the condemned Property more than six months after the date upon which the Total Condemnation occurs.
Section 11.03.
    Partial Condemnation or Casualty. In the event of a Condemnation which is not a Total Condemnation (each such event, a “Partial Condemnation”), or in the event of a Casualty:
(a)
    Net Awards. All Net Awards shall be paid to Landlord.
(b)
    Continuance of Lease. This Lease shall continue in full force and effect upon the following terms:
(i)
    All Rental and other Monetary Obligations due under this Lease shall continue unabated.
(ii)
    Tenant shall promptly commence and diligently prosecute restoration of such Property to the same condition, as nearly as practicable, as prior to such Partial Condemnation or Casualty as approved by Landlord. Upon the written request of Tenant (accompanied by evidence reasonably satisfactory to Landlord that such amount has been paid or is due and payable and is properly part of such costs, and that Tenant has complied with the terms of Section 7.02 in connection with the restoration), Landlord shall promptly make available in installments to pay or reimburse Tenant for the costs of the restoration, subject to reasonable conditions for disbursement consistent with typical and customary construction disbursement requirements imposed by construction lenders, an amount up to but not exceeding the amount of any Net Award received by Landlord with respect to such Partial Condemnation or Casualty. Prior to the disbursement of any portion of the Net Award with respect to a Casualty, Tenant shall provide evidence reasonably satisfactory to Landlord of the payment of restoration costs by Tenant up to the amount of the insurance deductible or retention applicable to such Casualty and any amount by which the remaining unpaid costs of the restoration (as reasonably estimated by Tenant to the satisfaction of Landlord and Lender) exceed the remaining undisbursed portion of the Net Award. Landlord shall be entitled to keep any portion of the Net Award which may be in excess of the cost of restoration and Tenant shall bear all additional Costs of such restoration in excess of the Net Award.
(c)
    Right to Request Substitute. Notwithstanding any other provision to the contrary contained in this Article XI, in the event that, as a result of a Casualty, Tenant shall reasonably estimate in the exercise of good faith business judgment that the applicable Property cannot be used for the same purpose and substantially with the same utility as before such Casualty (and Tenant provides to Landlord an officer’s certificate executed by an officer of Tenant certifying to the same), then, subject to the terms and conditions set forth in this subsection (c), Tenant shall have the right, exercisable by written notice given to Landlord no later than thirty (30) days following such Casualty, to substitute a Substitute Property for the damaged Property pursuant to Section 14.05 below. In such event, the Net Award, less any amounts theretofore disbursed to or for the account of Tenant pursuant to subsection (b)(ii) above, shall be paid to Tenant at the time of closing of the substitution.
Section 11.04.
    Temporary Taking. In the event of a Condemnation of all or any part of any Property for a temporary use (a “Temporary Taking”), this Lease shall remain in full force and effect without any reduction of Base Annual Rental, Additional Rental or any other Monetary Obligation payable hereunder. Except as provided below, Tenant shall be entitled to the entire Net Award for a Temporary Taking, unless the period of occupation and use by the condemning authorities shall extend beyond the date of expiration of this Lease, in which event the Net Award made for such Temporary Taking shall be apportioned between Landlord and Tenant as of the date of such expiration. At the termination of any such Temporary Taking, Tenant will, at its own cost and expense and pursuant to the provisions of Section 7.02, promptly commence and complete restoration of such Property.
Section 11.05.
    Adjustment of Losses. Any loss under any property damage insurance required to be maintained by Tenant shall be adjusted by Landlord and Tenant. Any Net Award relating to a Total Condemnation or a Partial Condemnation shall be adjusted by Landlord or, at Landlord’s election, Tenant. Notwithstanding any other provision in this Article XI, if any Event of Default shall have occurred and be continuing, Landlord is hereby authorized and empowered, but shall not be obligated, to pursue any Tenant’s claim, in the name of and on behalf of Tenant, to any Net Award resulting from a Condemnation or Casualty and to hold the proceeds of any recovery therefrom, net of Landlord’s Costs in pursuing the same, until Landlord shall have terminated this Lease or terminated Tenant’s right to possess the Properties pursuant to this Lease. Notwithstanding the foregoing, if any Event of Default shall have occurred and be continuing, and Landlord shall have neither terminated this Lease nor have terminated Tenant’s right to possess the Properties pursuant to this Lease, then Landlord shall make such Net Award available to Tenant after the restoration of the affected Property in accordance with Section 11.03(c)(ii) to reimburse the Tenant for the costs of such restoration. Upon termination of this Lease or Tenant’s right to possess the Properties, any Net Award then remaining in the possession of Landlord shall become Landlord’s property free of any claim by Tenant.
Section 11.06.
    Tenant Obligation in Event of Casualty. During all periods of time following a Casualty, Tenant shall take, at its own cost and expense, reasonable steps to ensure that the related Property is secure and does not pose any risk of harm to any adjoining property and Persons (including owners or occupants of such adjoining property).
Section 11.07.
    Tenant Awards and Payments. Notwithstanding any provision contained in this Article XI, Tenant shall be entitled to claim and receive any award or payment from the condemning authority expressly granted for the taking of any Tenant’s Personal Property or any other personal property owned by Tenant, any insurance proceeds with respect to Tenant’s Personal Property or any other personal property owned by Tenant, the interruption of its business and moving expenses (subject, however, to the provisions of Section 6.03(a)(v) above), but only if such claim or award does not adversely affect or interfere with the prosecution of Landlord’s claim in respect of the Condemnation or Casualty, or otherwise reduce the amount recoverable by Landlord for the Condemnation or Casualty.
ARTICLE XII

DEFAULT, CONDITIONAL LIMITATIONS, REMEDIES
AND MEASURE OF DAMAGES
Section 12.01.
    Event of Default. Each of the following shall be an event of default by Tenant under this Lease (each, an “Event of Default”):
(a)
    if any representation or warranty of Tenant set forth in this Lease is false in any material respect when made, or if Tenant renders any statement or account that is false in any material respect when made;
(b)
    if any Rental due under this Lease is not paid within five (5) Business Days of the date upon which such payment is due; provided, however, in the event that Tenant pays Rental by wire transfer pursuant to Section 4.06 above, any delay in the payment of Rental as a result of a technical error in the wiring and/or automated clearinghouse process (other than an error for which Tenant is responsible) shall not constitute an Event of Default hereunder so long as the same is corrected within five (5) Business Days of the date that Tenant receives notice thereof;
(c)
    if any other Monetary Obligation due under this Lease is not paid within five (5) Business Days following written notice thereof;
(d)
    except as permitted by Section 8.06, if Tenant fails to pay, prior to delinquency, any Real Estate Taxes or other taxes, assessments or other charges the failure of which to pay will result in the imposition of a lien against any of the Properties provided, however, such failure shall not constitute an Event of Default hereunder, unless otherwise expressly provided herein, unless and until Landlord shall have given Tenant notice thereof and a period of thirty (30) days shall have elapsed, during which period Tenant may correct or cure such failure, upon failure of which an Event of Default shall be deemed to have occurred hereunder without further notice or demand of any kind being required;
(e)
    if there is an Insolvency Event affecting Tenant or Lease Guarantor;
(f)
    if Tenant fails to observe or perform any of the other covenants, conditions or obligations of Tenant in this Lease; provided, however, such failure shall not constitute an Event of Default hereunder, unless otherwise expressly provided herein, unless and until Landlord shall have given Tenant notice thereof and a period of thirty (30) days shall have elapsed, during which period Tenant may correct or cure such failure, upon failure of which an Event of Default shall be deemed to have occurred hereunder without further notice or demand of any kind being required. If such failure cannot reasonably be cured within such thirty (30)-day period, as determined by Landlord in its reasonable discretion, and Tenant has undertaken in a written notice to Landlord to cure such failure and is diligently pursuing a cure of such failure at all times thereafter until a cure is obtained, then Tenant shall have a reasonable period to cure such failure beyond such thirty (30)-day period, which shall in no event exceed ninety (90) days after receiving notice of such failure from Landlord. If Tenant shall fail to correct or cure such failure within such ninety (90)-day period, an Event of Default shall be deemed to have occurred hereunder without further notice or demand of any kind being required;
(g)
    if Tenant shall be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution;
(h)
    if the estate or interest of Tenant in any of the Properties shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred or such process shall not be vacated or discharged within ninety (90) days after it is made; or
(i)
    if an Event of Default (as defined in the Lease Guaranty) shall occur under the Lease Guaranty.
Section 12.02.
    Remedies. Upon the occurrence of an Event of Default, with or without notice or demand, except as otherwise expressly provided herein or such other notice as may be required by statute and cannot be waived by Tenant, Landlord shall be entitled to exercise, at its option, concurrently, successively, or in any combination, all remedies available at law or in equity, including, without limitation, any one or more of the following:
(d)
    to terminate this Lease, whereupon Tenant’s right to possession of the Properties shall cease and this Lease, except as to Tenant’s liability, shall be terminated;
(e)
    to the extent not prohibited by applicable law, to (i) re-enter and take possession of the Properties (or any part thereof) and, to the extent permissible, all permits and other rights or privileges of Tenant pertaining to the use and operation of the Properties, and (ii) expel Tenant and those claiming under or through Tenant, without being deemed guilty in any manner of trespass or becoming liable for any loss or damage resulting therefrom, without resort to legal or judicial process, procedure or action. No notice from Landlord hereunder or under a forcible entry and detainer statute or similar law shall constitute an election by Landlord to terminate this Lease unless such notice specifically so states. If Tenant shall, after default, voluntarily give up possession of the Properties to Landlord, deliver to Landlord or its agents the keys to the Properties, or both, such actions shall be deemed to be in compliance with Landlord’s rights and the acceptance thereof by Landlord or its agents shall not be deemed to constitute a termination of the Lease. Landlord reserves the right following any re-entry and/or reletting to exercise its right to terminate this Lease by giving Tenant written notice thereof, in which event this Lease will terminate;
(f)
    to bring an action against Tenant for any damages sustained by Landlord or any equitable relief available to Landlord;
(g)
    to relet the Properties or any part thereof for such term or terms (including a term which extends beyond the original Lease Term), at such rentals and upon such other terms as Landlord, in its sole discretion, may determine, with all proceeds received from such reletting being applied to the Rental and other Monetary Obligations due from Tenant in such order as Landlord may, in its sole discretion, determine, which other Monetary Obligations include, without limitation, all repossession costs, brokerage commissions, attorneys’ fees and expenses, alteration, remodeling and repair costs and expenses of preparing for such reletting. Except to the extent required by applicable Law, Landlord shall have no obligation to relet the Properties or any part thereof and shall in no event be liable for refusal or failure to relet the Properties or any part thereof, or, in the event of any such reletting, for refusal or failure to collect any rent due upon such reletting, and no such refusal or failure shall operate to relieve Tenant of any liability under this Lease or otherwise to affect any such liability. Landlord reserves the right following any re-entry and/or reletting to exercise its right to terminate this Lease by giving Tenant written notice thereof, in which event this Lease will terminate as specified in said notice;
(h)
    to recover from Tenant all Costs paid or incurred by Landlord as a result of such breach, regardless of whether or not legal proceedings are actually commenced;
(i)
    to immediately or at any time thereafter, and with or without notice, at Landlord’s sole option but without any obligation to do so, correct such breach or default and charge Tenant all Costs incurred by Landlord therein. Any sum or sums so paid by Landlord, together with interest at the Default Rate, shall be deemed to be Additional Rental hereunder and shall be immediately due from Tenant to Landlord. Any such acts by Landlord in correcting Tenant’s breaches or defaults hereunder shall not be deemed to cure said breaches or defaults or constitute any waiver of Landlord’s right to exercise any or all remedies set forth herein;
(j)
    Without limiting the generality of the foregoing or limiting in any way the rights of Landlord under this Lease or otherwise under applicable Laws, at any time after the occurrence, and during the continuance, of an Event of Default, Landlord shall be entitled to apply for and have a receiver appointed under applicable Law by a court of competent jurisdiction (by ex parte motion for appointment without notice) in any action taken by Landlord to enforce its rights and remedies hereunder in order to protect and preserve Landlord’s interest under this Lease or in the Properties, and in connection therewith;
(k)
    to sue for all Rental and all other sums, charges, payments, costs and expenses due from Tenant to Landlord hereunder as they become due under this Lease, taking into account that Tenant’s right and option to pay the Rental hereunder on a monthly basis in any particular lease year is conditioned upon the absence of a default on Tenant’s part in the performance of its obligations under this Lease;
(l)
    recover as damages from Tenant the following: (i) all Rental then due under this Lease through the date of termination of this Lease or termination of Tenant’s right of possession; plus (ii) the excess of all Base Annual Rental due for the remainder of the Lease Term (discounted at the discount rate of 6% per annum)(the “Future Rent Amount”) over the fair market rental value of the Property for the remainder of the Lease Term determined on a fully net basis consistent with the terms of this Lease (discounted at the discount rate of 6% per annum); plus (iii) the cost of reletting the Property, including the anticipated period of vacancy until the Demised Property can be re-let at its fair market rental value; provided that, in the case of an Event of Default that arises solely under Section 12.01(i) above, the sum of (ii) and (iii) shall be capped at the Future Rent Amount;
(m)
    to seek specific performance of Tenant’s obligations under this Lease; except that, in the case of an Event of Default that arises solely under Section 12.01(i) above, the total amount of damages that Landlord may recover from Tenant under this Article 12 in respect of such Event of Default shall be capped at the Future Rent Amount.
Section 12.03.
    Cumulative Remedies. All powers and remedies given by Section 12.02 to Landlord, subject to applicable Law, shall be cumulative and not exclusive of one another or of any other right or remedy or of any other powers and remedies available to Landlord under this Lease or under law or in equity, by judicial proceedings or otherwise, to enforce the performance or observance of the covenants and agreements of Tenant contained in this Lease, and no delay or omission of Landlord to exercise any right or power accruing upon the occurrence of any Event of Default shall impair any other or subsequent Event of Default or impair any rights or remedies consequent thereto. Every power and remedy given by this Section or by Law to Landlord may be exercised from time to time, and as often as may be deemed expedient, by Landlord, subject at all times to Landlord’s right in its sole judgment to discontinue any work commenced by Landlord or change any course of action undertaken by Landlord.
Section 12.04.
    Tenant Waiver. Tenant hereby expressly waives, for itself and all Persons claiming by, through and under Tenant, including creditors of all kinds, (a) any right and privilege which Tenant has under any present or future Legal Requirements to redeem the Properties or to have a continuance of this Lease for the Lease Term after termination of Tenant’s right of occupancy by order or judgment of any court or by any legal process or writ, or under the terms of this Lease; (b) the benefits of any present or future Legal Requirement that exempts property from liability for debt or for distress for rent; (c) any present or future Legal Requirement relating to notice or delay in levy of execution in case of eviction of a tenant for nonpayment of rent; and (d) any benefits and lien rights which may arise pursuant to any present or future Legal Requirement.
Section 12.05.
    Landlord’s Duty to Mitigate Damages. In the event that Landlord re-enters, retakes and resumes possession of any Property following an Event of Default, Landlord hereby agrees to use commercially reasonable efforts to relet any such Property and thereby mitigate the loss or damage which Tenant shall incur hereunder. Any rent received by Landlord as a result of such efforts may, at Landlord’s option, be first applied to the Costs incurred by Landlord in connection with such efforts.
ARTICLE XIII

MORTGAGE, SUBORDINATION AND ATTORNMENT
Section 13.01.
    No Liens. Landlord’s interest in this Lease and/or the Properties shall not be subordinate to any liens or encumbrances placed upon the Properties by or resulting from any act of Tenant, and nothing herein contained shall be construed to require such subordination by Landlord.
Section 13.02.
    Subordination. Subject to the provisions of this Section 13.02, this Lease at all times shall automatically be subordinate to the lien of any and all Mortgages now or hereafter placed upon any of the Properties by Landlord, and Tenant covenants and agrees to execute and deliver, upon demand, such further instruments subordinating this Lease to the lien of any or all Mortgages as shall be reasonably requested by Landlord, Lender or any proposed lender; provided, however, that the foregoing subordination provision shall not be effective with respect to any Mortgages that do not contain non-disturbance language and an acknowledgement by said Lender or proposed lender (on its own behalf and on behalf of any purchaser at foreclosure) to the effect that, notwithstanding the existence of such Mortgage or the foreclosure or other exercise of rights under any such Mortgage, Tenant’s possession and occupancy of the Properties and its leasehold estate shall not be disturbed or interfered with nor shall Tenant’s rights and obligations under this Lease (including without limitation, Tenant’s rights to use insurance and condemnation proceeds to repair and rebuild the Properties as contemplated hereby) be altered or adversely affected thereby so long as no Event of Default shall have occurred and be continuing. Within ten (10) Business Days following Landlord’s request, Tenant shall execute and deliver to Lender or a proposed lender a Subordination, Non-Disturbance and Attornment Agreement substantially in the form of Exhibit 13.02 attached hereto.
Section 13.03.
    Election to Declare Lease Superior. If any mortgagee, receiver or other secured party elects to have this Lease and the interest of Tenant hereunder, be superior to any Mortgage and evidences such election by notice given to Tenant, then this Lease and the interest of Tenant hereunder shall be deemed superior to any such Mortgage, whether this Lease was executed before or after such Mortgage and in that event such mortgagee, receiver or other secured party shall have the same rights with respect to this Lease as if it had been executed and delivered prior to the execution and delivery of such Mortgage and had been assigned to such mortgagee, receiver or other secured party.
Section 13.04.
    Attornment. In the event any purchaser or assignee of any Lender at a foreclosure sale acquires title to any of the Properties, or in the event that any Lender or any purchaser or assignee otherwise succeeds to the rights of Landlord as landlord under this Lease, Tenant shall attorn to Lender or such purchaser or assignee, as the case may be (a “Successor Landlord”), and recognize the Successor Landlord as Landlord under this Lease, and, subject to the provisions of this Article XIII, this Lease shall continue in full force and effect as a direct lease between the Successor Landlord and Tenant, provided that the Successor Landlord shall only be liable for any obligations of Landlord under this Lease which accrue after the date that such Successor Landlord acquires title. The foregoing provision shall be self-operative and effective without the execution of any further instruments.
Section 13.05.
    Execution of Additional Documents. Although the provisions in this Article XIII shall be self-operative and no future instrument of subordination shall be required, upon request by Landlord or Tenant, each other party shall execute and deliver whatever instruments may be reasonably required for such purposes.
Section 13.06.
    Notice to Lender. Tenant shall give written notice to any Lender of which Tenant has been notified in writing of any breach or default by Landlord of any of its obligations under this Lease and give such Lender at least sixty (60) days beyond any notice period to which Landlord might be entitled to cure such default before Tenant may exercise any remedy with respect thereto.
ARTICLE XIV

ASSIGNMENT
Section 14.01.
    Assignment by Tenant.
(a)
    Tenant acknowledges that Landlord has relied both on the business experience and creditworthiness of Tenant and upon the particular purposes for which Tenant intends to use the Properties in entering into this Lease. Tenant shall not assign, transfer, convey, pledge or mortgage this Lease or any interest herein or permit the assignment of any direct or indirect interest in Tenant, whether by operation of law or otherwise, without the prior written consent of Landlord, which consent may not be unreasonably withheld or delayed provided that, among other reasonable factors that Landlord may consider in deciding whether to grant its consent, Landlord may consider, without limitation, the following: (i) the financial strength of the proposed assignee including its EBITDAR and tangible net worth, (ii) its operating history and management experience, and (iii) total number of restaurants operated by the assignee. Tenant shall provide to Landlord such information regarding the proposed assignee as Landlord shall reasonably request. At the time of any assignment of this Lease which is approved by Landlord, the assignee shall assume all of the obligations of Tenant under this Lease pursuant to a written assumption agreement in form and substance reasonably acceptable to Landlord. Such assignment of the Properties pursuant to this Section 14.01 shall not relieve Tenant of its obligations respecting this Lease unless otherwise agreed to by Landlord in the exercise of its absolute discretion. Any assignment, transfer, conveyance, pledge or mortgage in violation of this Section 14.01 shall be voidable at the sole option of Landlord. Any consent to an assignment given by Landlord hereunder shall not be deemed a consent to any subsequent assignment.
(b)
    Notwithstanding anything to the contrary contained in this Section 14.01 and provided that no Event of Default has occurred and is continuing and provided further that any assignee agrees to assume all of Tenant’s obligations under this Lease, Tenant shall have the right to assign or otherwise transfer all, but not less than all, of its interest in, to and under this Lease without Landlord’s consent to (i) an Affiliate of Bob Evans Farms, Inc. (including, without limitation, in connection with any corporate restructuring transaction), or (ii) any entity which purchases or otherwise acquires all or substantially all of the assets or equity interests of Bob Evans Farms, Inc., in a merger, sale or other similar transaction for fair market value, provided no such assignment will reduce or otherwise affect the liability of Lease Guarantor under the Lease Guaranty except to the extent Landlord otherwise agrees in writing.
Section 14.02.
    Subletting. So long as no Event of Default has occurred and is continuing, Tenant may sublet any or all of the Properties provided that (a) Tenant provides written notice thereof to Landlord (accompanied by a copy of the related sublease) at least ten (10) days prior to the date of the related sublease; (b) the related sublease is subject and subordinate to this Lease, does not contain any terms inconsistent with this Lease, and terminates upon the expiration or sooner termination of this Lease (including renewals); (c) Tenant shall at all times remain liable hereunder irrespective of any such sublease; and (d) any sublet Property shall only be used as a Permitted Facility.
Section 14.03.
    No Release. No assignment or sublease (including without limitation any assignment under Section 14.01(b)) shall affect or reduce any of the obligations of Tenant hereunder, and all such obligations shall continue in full force and effect as obligations of a principal and not as obligations of a guarantor, as if no assignment or sublease had been made. Landlord’s consent to any assignment or sublease and/or Landlord’s acceptance of rent from an assignee or sublessee shall in no event: (i) release Tenant from any liability under this Lease, or (ii) be construed as Landlord’s agreement to recognize any subtenant or sublease. Furthermore, should Landlord and any subsequent assignee of Tenant’s interest in the Lease enter into any amendments, modifications or supplements to the Lease, the original Tenant shall remain liable for all obligations of the tenant under the Lease as amended, modified or supplemented irrespective of whether the original Tenant receives notice of or consents to any such amendment, modification or supplement to the Lease, except to the extent that Landlord and original Tenant otherwise agree in writing at the time of the assignment or thereafter. Except to the extent that Landlord and original Tenant otherwise agree in writing at the time of the assignment or thereafter, Tenant acknowledges, understands and agrees that Tenant shall remain liable on the Lease whether or not Tenant consents to or has notice of any subsequent amendment, modification or supplement and Landlord has specifically bargained for the right to so amend, modify or supplement the Lease subsequent to an assignment without obtaining said consent or giving said approval. Tenant may only be released upon any assignment or sublease if Landlord releases Tenant in writing by separate instrument, which release Landlord shall have no obligation to give.
Section 14.04.
    No Recognition. Landlord shall have no obligation to recognize any or to agree to not disturb any subtenant of Tenant upon any Event of Default of Tenant under this Lease, unless Landlord shall agree to do so in writing by separate instrument, but Landlord shall have no obligation to do so. Landlord’s consent to any sublease shall not be construed as or imply any agreement on Landlord’s part to recognize any subtenant. In the event of Tenant’s surrender of this Lease or the termination of this Lease for any reason or by any circumstance, Landlord may, at its option, either terminate any or all subtenancies or succeed to the interest of Tenant as sublandlord thereunder. During the time that any uncured Event of Default exists hereunder, Landlord may collect such sublease rent and apply it toward Tenant’s obligations under this Lease, and any subtenant is hereby provided with notice that subtenant shall be required to pay all sublease rent directly to Landlord upon receipt of notice from Landlord that an uncured Event of Default exists under this Lease.
Section 14.05.
    Substitution by Tenant. Subject to the provisions of this Section 14.05, Tenant shall have the right to substitute a like-kind Permitted Facility for one or more of the Properties; provided, however, that (x) Tenant shall not have any such substitution right if the substitution of any Property would cause Landlord to recognize income or gain from a “prohibited transaction” as defined under Section 857(b)(6) of the Code or such substituted like-kind asset is not “real property” under Section 856 of the Code; and (y) Landlord has the right to approve or disapprove any proposed substitution in its sole discretion. If Tenant elects to conduct a substitution such that another unencumbered Permitted Facility (each, a “Substitute Property”) is substituted for a Property being released (each, a “Replaced Property”), Tenant shall first satisfy the following conditions and requirements:
(i)
    the Substitute Property (A) shall be a Permitted Facility, in good condition and repair, and shall have been owned and operated by Tenant as a Permitted Facility for no less than two years prior to the date of substitution and shall be located in the same state and have similar or better demographics than the Replaced Property as reasonably determined by Landlord; (B) shall be made subject to this Lease with no decline in Base Annual Rental or any other Rental due hereunder; and (C) the sales and EBITDAR derived from the Substitute Property shall be equal or greater than the sales and EBITDAR derived from the Replaced Property, as measured over the prior eighteen (18) months, excluding from both calculations any period during which either the Substitute Property or Replaced Property was not in full operation, such sales and EBITDAR results to be certified by an officer of Tenant in form reasonably satisfactory to Landlord and Lender.
(ii)
    Landlord shall have received at least thirty-five (35) days’ prior written notice requesting the substitution and identifying the Substitute Property and Replaced Property.
(iii)
    Landlord shall have received a current appraisal performed by an MAI Appraiser (in form and substance satisfactory in all respects to Landlord and Lender) of the Substitute Property prepared within one hundred eighty (180) days prior to the release and substitution date (the “Substitution Date”) showing an appraised value equal to or greater than the appraised value shown in an equivalent and contemporaneous appraisal of the Replaced Property.
(iv)
    No Event of Default shall have occurred and be continuing and Tenant shall be in compliance in all material respects with all terms and conditions set forth in this Lease on Tenant’s part to be observed or performed. Landlord shall have received a certificate from Tenant confirming the foregoing, stating that the representations and warranties of Tenant contained in this Lease are true and correct in all material respects on and as of the Substitution Date (or if untrue, providing details regarding the same), with respect to Tenant, the Properties and the Substitute Property and containing any other representations and warranties with respect to Tenant, the Properties, the Substitute Property as Landlord and Lender, may reasonably require, such certificate to be in form and substance reasonably satisfactory to Landlord or Lender, as applicable; provided, however, Landlord or Lender, as applicable, may object to any exceptions as to the representations and warranties set forth in Tenant’s certificate; and provided, further, that Landlord shall provide the necessary disclosures in order to enable Tenant to make the representation contained in Section 5.10.
(v)
    Landlord and Lender shall have received preliminary title reports and irrevocable commitments to insure title by means of an ALTA extended coverage owner’s policy and lender’s policy of title insurance, as applicable (or their equivalent in the event such forms are not issued in the jurisdiction where the Substitute Property is located) for the Substitute Property issued by a title company selected by Landlord and committing to insure Landlord’s good and marketable title in the Substitute Property and Lender’s lien encumbering the Substitute Property, subject only to permitted exceptions reasonably acceptable to Landlord and Lender and containing such coverage and endorsements as Landlord and Lender may reasonably require.
(vi)
    Landlord shall have received a current ALTA survey of the Substitute Property, the form of which shall be reasonably acceptable to Landlord and Lender, and their respective successors and assigns, and sufficient to cause the standard survey exceptions set forth in the title policies referenced above to be deleted.
(vii)
    Landlord shall have inspected and approved the Substitute Property utilizing Landlord’s site inspection and underwriting approval criteria, including without limitation, completion of such environmental due diligence of the Substitute Property as Landlord deems necessary or advisable in its reasonable discretion, including but not limited to, receiving such environmental reports and/or an environmental insurance policy with respect to the Substitute Property, which in form and substance are acceptable to Landlord in its reasonable discretion. In connection with the foregoing, Landlord, in its reasonable discretion, shall have approved the condition of the Substitute Property, including without limitation, the environmental condition of the Property.
(viii)
    Tenant shall have delivered to Landlord an estoppel certificate in accordance with Section 9.05 of this Lease and, if required by Landlord, an estoppel certificate in form and substance acceptable to Landlord with respect to any Restrictions or other Permitted Encumbrances relating to the Substitute Property.
(ix)
    Lender shall have received from Tenant subordination agreements substantially in compliance with the provisions of Section 13.02 hereof (or such other form approved by Lender, which approval shall not be unreasonably withheld so long as such form complies with Section 13.02) with respect to this Lease.
(x)
    Landlord shall have received a title policy endorsement or a letter from the appropriate taxing authority stating that the Substitute Property constitutes a separate tax lot.
(xi)
    Landlord and Lender shall have received a property condition report and zoning report issued by consultants acceptable to Landlord and Lender with respect to the Substitute Property stating that the Substitute Property and its use comply in all material respects with all applicable Legal Requirements (including, without limitation, zoning, subdivision and building laws) and that the Substitute Property is in good condition and repair and free of damage or waste.
(xii)
    Landlord shall have received such other approvals, opinions, documents and information as reasonably requested by Landlord or Lender.
(xiii)
    Tenant shall deliver, or cause to be delivered, with respect to Tenant and the Substitute Property, such legal opinions as Landlord or Lender may reasonably require in form and substance reasonably acceptable to Landlord, limited however, to Tenant and the Substitute Property (but also addressing such matters unique to the Substitute Property as may be reasonably required by Landlord).
(xiv)
    Tenant shall have executed such documents as may be reasonably required by Landlord as a result of such substitution, including (i) an amendment to this Lease and any applicable memorandum of lease removing the Replaced Property and adding the Substitute Property and making other conforming changes to this Lease and such memoranda of Lease, (ii) a bill of sale and assignment of intangibles (collectively, the “Substitute Documents”), all of which documents shall be in form and substance reasonably satisfactory to Landlord and Lender.
(xv)
    Landlord and Lender shall have received an estoppel certificate from Lease Guarantor in the form contemplated by the Lease Guaranty and confirming that the Lease Guaranty remains in full force and effect as to the Lease as amended pursuant to this Section 14.05.
(xvi)
    Tenant shall deliver an officer’s certificate certifying that the requirements set forth in this Section 14.05 have been satisfied.
Upon satisfaction of the foregoing conditions (a) the Substitute Property shall be deemed substituted for the Replaced Property for all purposes of this Lease and the Substitute Property shall be referred to herein as a “Property” and included within the definition of “Properties” but Base Annual Rent shall not be affected and there shall be no other modification of this Lease which shall remain in full force and effect; (b) the Substitute Documents shall be dated as of the date of the substitution; (c) the Released Property shall be released from this Lease and Landlord shall convey the Replaced Property to Tenant or a designee of Tenant “as is” by special warranty deed, subject to the Permitted Encumbrances (excluding any mortgage corresponding to the Replaced Property and any other consensual liens granted by Landlord, except for those granted by Landlord at the request of Tenant) and any matters arising by through, or under Tenant, and without representation or warranty except for those contained in such special warranty deed and (d) the Substitute Property shall be conveyed by Tenant to Landlord by special warranty deed. Tenant shall pay for all of Landlord’s reasonable Costs incurred with respect to such proposed substitution, including, without limitation, Landlord’s third party inspection costs and expenses with respect to the Substitute Property. Tenant shall be solely responsible for the payment of all Costs resulting from such proposed substitution, regardless of whether such substitution is consummated, including, without limitation, the cost of title insurance and endorsements for Landlord, survey charges, stamp taxes, mortgage taxes, transfer fees, lease taxes, escrow and recording fees, the cost of environmental due diligence undertaken pursuant to this Section 14.05, including, without limitation, the cost of environmental insurance, the cost of legal opinions, the cost of the appraisal required by this Section 14.05, income and transfer taxes imposed on Landlord as a result of such substitution, the reasonable attorneys’ fees and expenses of counsel to Tenant and Landlord and Tenant shall have pay all fees, costs and expenses of Lender in connection with the substitution.
Section 14.06.
    Assignment by Landlord.
(a)
    This Lease shall be fully assignable by Landlord and its successors and assigns, in whole or in part, subject to the terms of this Section 14.06. In the event that from time to time Landlord desires to assign its interest in this Lease with respect to less than all of the Properties (including to one or more Affiliates of Landlord), then (a) the assignee (“New Landlord”) and Tenant shall enter into an Assignment Lease Agreement, with respect to the Properties to be affected by the assignment, to be prepared by Landlord substantially in the form of this Lease (an “Assignment Lease Agreement”); (b) Landlord shall allocate the Base Annual Rental payable hereunder between this Lease and the Assignment Lease Agreement (the amount so allocated to the Assignment Lease Agreement being the “Allocated Base Rent Amount”) so that the total amount of Annual Base Rental payable under this Lease and the Assignment Lease Agreement immediately after the transaction shall be the same as the Annual Base Rental payable under this Lease immediately prior to such transaction, and (c) this Lease shall be amended to exclude any such Properties from this Lease and the Base Annual Rent hereunder shall be reduced by the Allocated Base Rent Amount (as so amended, the “Remaining Lease”). In such event, Tenant and the New Landlord shall execute any such Assignment Lease Agreement within five (5) Business Days after delivery by Landlord of an execution version thereof. In addition, Tenant shall execute and deliver to Landlord or cause to be executed and delivered to Landlord any other instruments and documents requested by Landlord in connection with the assignment, including without limitation: (i) an Assignment Guaranty (the “Assignment Lease Guaranty”) from Lease Guarantor to be prepared by Landlord substantially in the form of the Lease Guaranty, (ii) estoppel certificates in accordance with the terms and conditions set forth in Section 9.05 of this Lease and Section 12 of the Lease Guaranty (and comparable provisions in the Assignment Lease Agreement and Assignment Lease Guaranty with respect to the Assignment Lease Agreement, the Remaining Lease, the Lease Guaranty and the Assignment Lease Guaranty executed by Tenant and Lease Guarantor, as applicable, in favor of Landlord, New Landlord, Lender and any new lender to New Landlord (a “New Lender”), as applicable, and (iii) if required by Lender or a New Lender, a subordination, non-disturbance and attornment agreement in accordance with Section 13.02 of this Lease or the comparable provision of the Assignment Lease Agreement. Tenant agrees to cooperate reasonably with Landlord in connection with any such assignment and execute, and cause Lease Guarantor to execute, such additional documents required by Landlord, Lender, New Landlord and any New Lender, including a new memorandum of the Assignment Lease Agreement, amendment of any existing memorandum of this Lease, such additional documents to be in form and substance reasonably acceptable to Tenant. From and after the effective date of any such Assignment Lease Agreement, this Lease and any such Assignment Lease Agreement shall be separate leases which shall be treated separately and independently for all purposes. The assignor Landlord shall be automatically released (without need for any further agreement or other document) from any liability thereafter arising with respect to the Properties covered thereby. In no event shall the assignor Landlord have any liability under any Assignment Lease Agreement. Without limiting the foregoing, (x) Tenant agrees that Landlord may agree in its sole discretion with any purchaser or assignee of any Property covered by an Assignment Lease Agreement to provide (or have a Landlord’s Affiliate provide) asset management and/or act as servicer regarding such Assignment Lease Agreement and the Properties thereunder; and (y) Tenant acknowledges that any Assignment Lease Agreement under this Section 14.06 may be, in Landlord’s sole discretion, a “master lease” agreement covering multiple Properties. Tenant shall cause all documents that are required to be executed by Tenant and/or Lease Guarantor under this Section 14.06 to be executed and delivered to Landlord within five (5) Business Days following Landlord’s written request therefor.
(b)
    If Landlord, at any time during the Term of this Lease, desires to sell one or more Properties (the “Subject Property” or “Subject Properties”) in one or more transactions, Landlord shall first notify Tenant in writing stating the price, terms, and conditions upon which Landlord would be prepared to sell the Subject Property or Subject Properties, as applicable, to Tenant (the “ROFO Notice“), and Tenant shall have fifteen (15) business days from and after the receipt of the ROFO Notice to elect to purchase the Subject Property or Subject Properties, as applicable, at the price and on the other terms and conditions contained in the ROFO Notice, except that, if following Tenant’s election not to purchase the Subject Property or Subject Properties, as applicable, as specified in the ROFO Notice, Landlord gives a second ROFO Notice with respect to less than all of the Subject Properties included in the ROFO Notice (the “Second ROFO Notice”), Tenant shall have five (5) business days from and after the receipt of the Second ROFO Notice to elect to purchase the Subject Property or Subject Properties, as applicable, at the price and on the other terms and conditions contained in the Second ROFO Notice. If Tenant does not so elect to purchase at the price and on such other terms and conditions as specified in the ROFO Notice or the Second ROFO Notice, as applicable, then Landlord shall be permitted to sell the Subject Property or Subject Properties, as applicable, to a third party (a “Purchaser“) on the same terms set forth in the ROFO Notice or the Second ROFO Notice, as applicable (except that Landlord shall be permitted to reduce the purchase price by no more than 10% of the purchase price in the ROFO Notice or the Second ROFO Notice, as applicable) and the third party purchaser shall take the Subject Property or Subject Properties, as applicable, subject to all the terms, provisions, and conditions of the Assignment Lease Agreement (including this right of first offer with respect to subsequent sales of the Subject Property or Subject Properties, as applicable,) executed in connection with such sale.  If Tenant does not elect to purchase the Subject Property or Subject Properties, as applicable, in response to a ROFO Notice or a Second ROFO Notice, as applicable, as provided in this Section 14.06(b), Tenant shall execute within ten (10) business days following a written request from Landlord or the Purchaser, a written instrument in recordable form (which may be recorded at Landlord’s cost) setting forth Tenant’s waiver of its rights under this Section 14.06(b) with respect to such sale in form reasonably acceptable to Tenant, the Purchaser, its lender and its title insurer. Tenant’s rights under this Section 14.06(b) shall continue in full force and effect during the Lease Term and shall not be waived, expire or terminate if Tenant fails to exercise its rights hereunder with respect to any one or more offers. Notwithstanding any other provision of this Section 14.06(b), Tenant’s rights under this Section 14.06(b) shall not apply to (i) a foreclosure sale or deed in lieu of foreclosure with respect to any Mortgage or to any sale thereafter, (ii) a sale or transfer of the Property by Landlord to an Affiliate of Landlord which Affiliate was not structured for purposes of avoiding application of this Section 14.06(b); or (iii) any transfer, sale, or assignment in connection with the merger of the Landlord or the sale of all or substantially all of the assets of Landlord.
ARTICLE XV

NOTICES

Section 15.01.
    Notices. All notices, demands, designations, certificates, requests, offers, consents, approvals, appointments and other instruments given pursuant to this Lease (each a “Notice”) shall be in writing and given by any one of the following: (a) hand delivery; (b) express overnight delivery service; or (c) certified mail, return receipt requested; and shall be deemed to have been delivered upon (i) receipt, if hand delivered; (ii) the next Business Day, if delivered by a reputable express overnight delivery service; or (iii) the third Business Day following the day of deposit of such notice with the United States Postal Service, if sent by certified mail, return receipt requested. The sender shall endeavor to send a courtesy copy of any Notice by email to the recipient at the following email addresses, but the failure to do so shall not affect the validity or timing of delivery of the Notice. Notices shall be provided to the parties and addresses specified below:

If to Tenant or Parent:	Bob Evans Farms, LLC Bob Evans Farms, Inc. 8111 Smith’s Mill Road New Albany, Ohio 43054 Attn: Chief Financial Officer Email: Mark_Hood@BobEvans.Com

With a copy to:	Bob Evans Farms, LLC 8111 Smith’s Mill Road New Albany, Ohio 43054 Attn: General Counsel Email: Colin_Daly@BobEvans.Com

and

Vorys Sater Seymour and Pease LLP 52 East Gay Street Columbus, Ohio 43215 Attn: Daniel J. Minor Sheila Nolan Gartland Email: djminor@vorys.com Sngartland@vorys.com

If to Landlord:	National Retail Properties, LP 450 S. Orange Avenue, Suite 900 Orlando, Florida 32801 Attention: Vice President – Asset Management Email: Kristin.furniss@nnnreit.com

With a copy to:	National Retail Properties, LP 450 S. Orange Avenue, Suite 900 Orlando, Florida 32801 Attention: General Counsel Email: Chris.tessitore@nnnreit.com or to such other address or such other person as either party may from time to time hereafter specify to the other party in a Notice delivered in the manner provided above. An attorney for a party may give notices on behalf of that party.
ARTICLE XVI

MISCELLANEOUS
Section 16.01.
    Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, acts of God, enemy or hostile governmental action, civil commotion, fire or other casualty beyond the control of the party obligated to perform (each, a “Force Majeure Event”) shall excuse the performance by such party for a period equal to any such prevention, delay or stoppage, expressly excluding, however, the obligations imposed upon Tenant with respect to Rental and other Monetary Obligations to be paid hereunder. Notwithstanding the foregoing, a Force Majeure Event shall not extend any time periods specified in this Lease beyond three hundred sixty-five (365) days. In order for a party to assert any delays by reason of a Force Majeure Event, the party so requesting must provide the other party with written notice of the Force Majeure Event prior to five (5) Business Days following the later of the due date of the obligation or the occurrence of such Force Majeure Event. The failure of the requesting party to notify the other within such five (5) Business Day period shall nullify any rights under this Section 16.01.
Section 16.02.
    No Merger. There shall be no merger of this Lease nor of the leasehold estate created by this Lease with the fee estate in or ownership of any of the Properties by reason of the fact that the same person, corporation, firm or other entity may acquire or hold or own, directly or indirectly, (a) this Lease or the leasehold estate created by this Lease or any interest in this Lease or in such leasehold estate, and (b) the fee estate or ownership of any of the Properties or any interest in such fee estate or ownership. No such merger shall occur unless and until all persons, corporations, firms and other entities having any interest in (i) this Lease or the leasehold estate created by this Lease, and (ii) the fee estate in or ownership of the Properties or any part thereof sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.
Section 16.03.
    Interpretation. Landlord and Tenant acknowledge and warrant to each other that each has been represented by independent counsel and has executed this Lease after being fully advised by said counsel as to its effect and significance. This Lease shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party which prepared the instrument, the relative bargaining powers of the parties or the domicile of any party. Whenever in this Lease any words of obligation or duty are used, such words or expressions shall have the same force and effect as though made in the form of a covenant.
Section 16.04.
    Characterization. The following expressions of intent, representations, warranties, covenants, agreements, stipulations and waivers are a material inducement to Landlord entering into this Lease:
(c)
    The business relationship created by this Lease and any related documents is solely that of a long-term commercial lease between Landlord and Tenant, the Lease has been entered into by both parties in reliance upon the economic and legal bargains contained herein, and none of the agreements contained herein is intended, nor shall the same be deemed or construed, to create a partnership (de facto or de jure) between Landlord and Tenant, to make them joint venturers, to make Tenant an agent, legal representative, partner, subsidiary or employee of Landlord, nor to make Landlord in any way responsible for the debts, obligations or losses of Tenant.
(d)
    Landlord and Tenant covenant and agree that: (i) except as may otherwise be required as a result of changes in US GAAP subsequent to the Effective Date, each will treat this Lease as an operating lease pursuant to Statement of Financial Accounting Standards No. 13, as amended, and as a true lease for state law reporting purposes and for federal income tax purposes; (ii) each party will not, nor will it permit any Affiliate to, at any time, take any action or fail to take any action with respect to the preparation or filing of any statement or disclosure to Governmental Authority, including without limitation, any income tax return (including an amended income tax return), to the extent that such action or such failure to take action would be inconsistent with the intention of the parties expressed in this Section 16.04; (iii) with respect to the Properties, the Lease Term (including any Extension Term) is less than eighty percent (80%) of the estimated remaining economic life of the Properties; and (iv) the Base Annual Rental is the fair market value for the use of the Properties and was agreed to by Landlord and Tenant on that basis, and the execution and delivery of, and the performance by Tenant of its obligations under, this Lease do not constitute a transfer of all or any part of the Properties.
(e)
    Tenant waives any claim or defense based upon the characterization of this Lease as anything other than a true lease and as a master lease of all of the Properties. Tenant stipulates and agrees (i) not to challenge the validity, enforceability or characterization of the lease of the Properties as a true lease and/or as a single, unitary, unseverable instrument pertaining to the lease of all, but not less than all, of the Properties; and (ii) not to assert or take or omit to take any action inconsistent with the agreements and understandings set forth in this Section 16.04.
Section 16.05.
    Disclosure. The parties agree that, notwithstanding any provision contained in this Lease, any party (and each employee, representative or other agent of any party) may disclose to any and all persons, without limitation of any kind, any matter required under the Securities Act or the Exchange Act.
Section 16.06.
    Bankruptcy. As a material inducement to Landlord executing this Lease, Tenant acknowledges and agrees that Landlord is relying upon (a) the financial condition and specific operating experience of Tenant and Tenant’s obligation to use the Properties as Permitted Facilities; (b) Tenant’s timely performance of all of its obligations under this Lease notwithstanding the entry of an order for relief under the Bankruptcy Code for Tenant; and (c) all defaults under this Lease being cured promptly and this Lease being assumed within sixty (60) days of any order for relief entered under the Bankruptcy Code for Tenant, or this Lease being rejected within such sixty (60)-day period and the Properties surrendered to Landlord. Accordingly, in consideration of the mutual covenants contained in this Lease and for other good and valuable consideration, Tenant hereby agrees that: (i) all obligations that accrue under this Lease (including the obligation to pay Rentals), from and after an Insolvency Event shall be timely performed exactly as provided in this Lease and any failure to so perform shall be harmful and prejudicial to Landlord; (ii) any and all Rentals that accrue from and after an Insolvency Event and that are not paid as required by this Lease shall, in the amount of such Rentals, constitute administrative expense claims allowable under the Bankruptcy Code with priority of payment at least equal to that of any other actual and necessary expenses incurred after an Insolvency Event; (iii) any extension of the time period within which Tenant may assume or reject this Lease without an obligation to cause all obligations under this Lease to be performed as and when required under this Lease shall be harmful and prejudicial to Landlord; (iv) any time period designated as the period within which Tenant must cure all defaults and compensate Landlord for all pecuniary losses which extends beyond the date of assumption of this Lease shall be harmful and prejudicial to Landlord; (v) any assignment of this Lease must result in all terms and conditions of this Lease being assumed by the assignee without alteration or amendment, and any assignment which results in an amendment or alteration of the terms and conditions of this Lease without the express written consent of Landlord shall be harmful and prejudicial to Landlord; (vi) any proposed assignment of this Lease shall be harmful and prejudicial to Landlord if made to an assignee that does not possess financial condition adequate to operate Permitted Facilities upon the Properties or operating performance and experience characteristics satisfactory to Landlord equal to or better than the financial condition, operating performance and experience of Tenant as of the Effective Date; and (vii) the rejection (or deemed rejection) of this Lease for any reason whatsoever shall constitute cause for immediate relief from the automatic stay provisions of the Bankruptcy Code, and Tenant stipulates that such automatic stay shall be lifted immediately and possession of the Properties will be delivered to Landlord immediately without the necessity of any further action by Landlord. No provision of this Lease shall be deemed a waiver of Landlord’s rights or remedies under the Bankruptcy Code or applicable Law to oppose any assumption and/or assignment of this Lease, to require timely performance of Tenant’s obligations under this Lease, or to regain possession of the Properties as a result of the failure of Tenant to comply with the terms and conditions of this Lease or the Bankruptcy Code. Notwithstanding anything in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated as such, shall constitute “rent” for the purposes of the Bankruptcy Code. For purposes of this Section addressing the rights and obligations of Landlord and Tenant upon an Insolvency Event, the term “Tenant” shall include Tenant’s successor in bankruptcy, whether a trustee, Tenant as debtor in possession or other responsible person.
Section 16.07.
    Attorneys’ Fees. In the event of any judicial or other adversarial proceeding concerning this Lease, to the extent permitted by Law, the prevailing party shall be entitled to recover from the other party all of its reasonable attorneys’ fees and other Costs, specifically including reasonable attorneys’ fees incurred in connection with any appeals (whether or not taxable as such by law), in addition to any other relief to which it may be entitled. In addition, upon a default hereunder by either party, the non-defaulting party shall, upon demand, be entitled to all reasonable attorneys’ fees and all other Costs incurred in the preparation and service of any notice or demand hereunder, whether or not a legal action is subsequently commenced. Each party shall also be entitled to recover its reasonable attorneys’ fees and other Costs incurred in any bankruptcy action filed by or against the other party, including, without limitation, those incurred in seeking relief from the automatic stay, in dealing with the assumption or rejection of this Lease, in any adversary proceeding, and in the preparation and filing of any proof of claim.
Section 16.08.
    Memoranda of Lease. Concurrently with the execution of this Lease, Landlord and Tenant are executing Landlord’s standard form memorandum of lease in recordable form, indicating the names and addresses of Landlord and Tenant, a description of the Properties, the Lease Term, but omitting Rentals and such other terms of this Lease as Landlord may not desire to disclose to the public. Further, upon Landlord’s request, Tenant agrees to execute and acknowledge a termination of lease and/or quitclaim deed in recordable form upon the expiration or sooner termination of the Lease Term. Tenant shall be responsible for the payment of all recording costs, fees and taxes relating to the execution and/or recording of the memorandum of lease or termination of lease pursuant to this Section 16.10.
Section 16.09.
    No Brokerage. Landlord and Tenant represent and warrant to each other that they have had no conversation or negotiations with any broker concerning the leasing of the Properties. Each of Landlord and Tenant agrees to protect, indemnify, save and keep harmless the other, against and from all liabilities, claims, losses, Costs, damages and expenses, including attorneys’ fees, arising out of, resulting from or in connection with their breach of the foregoing warranty and representation.
Section 16.10.
    Waiver of Jury Trial and Certain Damages. LANDLORD AND TENANT HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR ITS SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PROPERTIES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. THIS WAIVER BY THE PARTIES HERETO OF ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY HAS BEEN NEGOTIATED AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN. FURTHERMORE, TENANT AND LANDLORD HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EACH MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES FROM LANDLORD, THE OTHER PARTY AND ANY OF THE AFFILIATES, OFFICERS, DIRECTORS, MEMBERS, MANAGERS OR EMPLOYEES OF SUCH PARTY OR ANY OF THEIR SUCCESSORS WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO. THE WAIVER BY TENANT AND LANDLORD OF ANY RIGHT EACH MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES HAS BEEN NEGOTIATED BY THE PARTIES HERETO AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN. THE IMMEDIATELY PRECEDING SENTENCE SHALL NOT LIMIT THE RIGHT OF LANDLORD TO SEEK THE REMEDY OF ACCELERATION OF RENT AS SET FORTH IN SECTION 12.02(i) OR LIMIT ANY RIGHT OF LANDLORD TO OBTAIN INDEMNIFICATION WITH RESPECT TO LOSSES TO THE EXTENT THAT SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES ARE AWARDED TO THIRD PARTIES IN JUDGMENTS THAT WOULD OTHERWISE FALL WITHIN THE DEFINITION OF LOSSES.
Section 16.11.
    State-Specific Provisions. The provisions and/or remedies which are set forth on the attached Exhibit 16.11 shall be deemed a part of and included within the terms and conditions of this Lease.
Section 16.12.
    Time Is of the Essence; Computation. Time is of the essence with respect to each and every provision of this Lease. If any deadline provided herein falls on a non-Business Day, such deadline shall be extended to the next day that is a Business Day.
Section 16.13.
    Waiver and Amendment. No provision of this Lease shall be deemed waived or amended except by a written instrument unambiguously setting forth the matter waived or amended and signed by the party against which enforcement of such waiver or amendment is sought. Waiver of any matter shall not be deemed a waiver of the same or any other matter on any future occasion. No acceptance by Landlord of an amount less than the Rental and other Monetary Obligations stipulated to be due under this Lease shall be deemed to be other than a payment on account of the earliest such Rental or other Monetary Obligations then due or in arrears nor shall any endorsement or statement on any check or letter accompanying any such payment be deemed a waiver of Landlord’s right to collect any unpaid amounts or an accord and satisfaction.
Section 16.14.
    Successors Bound. Except as otherwise specifically provided herein, the terms, covenants and conditions contained in this Lease shall bind and inure to the benefit of the respective heirs, successors, executors, administrators and assigns of each of the parties hereto.
Section 16.15.
    Captions. Captions are used throughout this Lease for convenience of reference only and shall not be considered in any manner in the construction or interpretation hereof.
Section 16.16.
    Other Documents. Each of the parties agrees to sign such other and further documents as may be necessary or appropriate to carry out the intentions expressed in this Lease.
Section 16.17.
    Entire Agreement. This Lease and any other instruments or agreements referred to herein, constitute the entire agreement between the parties with respect to the subject matter hereof, and there are no other representations, warranties or agreements except as herein provided.
Section 16.18.
    Forum Selection; Jurisdiction; Venue; Choice of Law. For purposes of any action or proceeding arising out of this Lease, the parties hereto expressly submit to the jurisdiction of all federal and state courts located in the State of Ohio. Tenant consents that it may be served with any process or paper by registered mail or by personal service within or without the State of Ohio in accordance with applicable law. Furthermore, Tenant waives and agrees not to assert in any such action, suit or proceeding that it is not personally subject to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum or that venue of the action, suit or proceeding is improper. Nothing contained in this Section shall limit or restrict the right of any party to commence any proceeding in the federal or state courts located in the states where the Properties are located to the extent such party deems such proceeding necessary or advisable to exercise remedies available under this Lease. This Lease shall be governed by, and construed with, the laws of the applicable state or states in which the Properties are located, without giving effect to any state’s conflict of laws principles.
Section 16.19.
    Counterparts. This Lease may be executed in one or more counterparts, each of which shall be deemed an original.
Section 16.20.
    Confidentiality. Notwithstanding any provision of this Lease to the contrary, Landlord hereby agrees that it will hold and keep confidential, and shall not disclose to any other Person, any information provided by Tenant to Landlord which is marked “Confidential”, which Tenant advises is confidential to Landlord in writing, or which Landlord otherwise reasonably knows has not been publicly disclosed (“Confidential Information”). Confidential Information shall not include information which (a) is already known to Landlord prior to receipt as evidenced by prior documentation thereof or has been independently developed by Landlord on a non-confidential basis; (b) is or becomes generally available to the public other than as a result of an improper disclosure by Landlord or its representatives; (c) becomes available to Landlord on a non-confidential basis from a source other than Tenant or any of its representatives, provided that such source is not, to Landlord’s knowledge, bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of a confidentiality to Tenant with respect to such information, or (d) is disclosed pursuant to a requirement of a court, administrative agency or other regulation or governmental body or is disclosed pursuant to applicable law, rule or regulation. Notwithstanding the foregoing, Landlord may, without the written consent of Tenant, disclose any Confidential Information to (i) members, managers, officers, directors, employees and legal representatives of Landlord and its Affiliates who need to know such Confidential Information; (ii) a Lender or a proposed new lender or of Landlord and its Affiliates in connection with any financings or refinancings involving the Properties, Landlord and/or its Affiliates; (iii) auditors or accountants of Landlord and its Affiliates as maybe required in connection with any audit or other review of the books or records of any such Person; (iv) any Lender, trustee or rating agency in connection with a Securitization; (v) any prospective purchaser of one or more of the Properties or of any interest in Landlord and such purchaser’s equity owners, managers, officers, directors, employees and legal representative who need to know such Confidential Information; (vi) such other Persons as may be required by law, government regulation or order, subpoena or any other legal, administrative or legislative process; and (vii) such other Persons as Landlord may reasonably request, provided that such Person is informed as to the confidential nature of such information and agrees to keep such information confidential. Notwithstanding the foregoing, Landlord agrees to be liable for disclosure of Confidential Information in violation of this Section by any Person to whom such information is disclosed pursuant to this Section.
Section 16.21.
    Compliance with Restrictions. Tenant, at its expense, shall comply with all restrictive covenants and all title restrictions affecting and enforceable against the Properties (including declarations and easement agreements) existing as of the Effective Date or entered into after the Effective Date with the consent of Tenant (collectively, the “Restrictions”) and comply with and perform all of the obligations set forth therein, whether performable prior to or during the Lease Term, including, without limitation, all insurance requirements, regardless of whether any such requirements exceed the requirements otherwise set forth in this Lease. Further, in addition to Tenant’s payment obligations under this Lease, Tenant shall pay all sums charged, levied or assessed under any valid and enforceable Restrictions affecting the Properties promptly as the same become due and shall furnish Landlord evidence of payment thereof upon request of Landlord; provided, however, that Landlord agrees to provide promptly to Tenant copies of any notices under the Restrictions that are otherwise received by Landlord as the owner of the Properties, Landlord authorizes Tenant to receive directly all notices under the Restrictions, and upon Tenant’s written request, Landlord agrees to sign and record such documents as are reasonably necessary to direct copies of all such future notices directly to Tenant with respect to such Restrictions during the Term of this Lease for such Properties subject to the Restrictions. Landlord further covenants and agrees that during the Lease Term for any Properties subject to Restrictions, Landlord may not amend or modify the Restrictions or directly or indirectly consent to the amendment or modification of the Restrictions, or create new restrictions, without the prior written consent of Tenant, which Tenant agrees not to unreasonably withhold.
[Remainder of page intentionally left blank; signature page(s) to follow]

IN WITNESS WHEREOF, Landlord and Tenant have entered into this Lease as of the date first above written.

Signed, sealed and delivered in the presence of: Name: Name:	“LANDLORD” NATIONAL RETAIL PROPERTIES, LP, a Delaware limited partnership By: NNN GP Corp., a Delaware corporation, as General Partner By: Name: Title:

STATE OF FLORIDA
COUNTY OF ORANGE
The foregoing instrument was acknowledged before me this _____ day of April, 2016 by ________________________________, as _________________________ of NNN GP Corp., a Delaware corporation, as general partner of NATIONAL RETAIL PROPERTIES, LP, a Delaware limited partnership, on behalf of the partnership. He is personally known to me.

Notary Public - State of Print Name: Commission Number: Commission Expires: (NOTARY SEAL))

Signed, sealed and delivered in the presence of: Name: Name:	“TENANT” BOB EVANS FARMS, LLC, an Ohio limited liability company By: Name: Title:

STATE OF _____________
COUNTY OF ___________
The foregoing instrument was acknowledged before me this _____ day of April, 2016 by ________________________________, as _________________________ of BOB EVANS FARMS, LLC an Ohio limited liability company, on behalf of the company. He/she is personally known to me or has produced _________ as identification.

Notary Public - State of Print Name: Commission Number: Commission Expires: (NOTARY SEAL)